Filed Pursuant to Rule 424(b)(3)

Registration No. 333-240984

MIDATECH PHARMA PLC

12,695,456 Ordinary Shares Representing 2,539,091 American Depositary Shares

This prospectus relates to the resale, by the selling shareholders identified in this prospectus, of up to an aggregate of 12,695,456 ordinary shares, nominal value 0.1p per share, or Ordinary Shares, of Midatech Pharma PLC, or the Company, represented by 2,539,091 American Depositary Shares, or Depositary Shares, consisting of (1) 3,000,000 Ordinary Shares represented by 600,000 Depositary Shares, issuable upon the exercise of warrants issued in a private placement in October 2019, or the October Private Placement, (2) 150,000 Ordinary Shares represented by 30,000 Depositary Shares issuable upon the exercise of placement agent warrants issued in connection with the October Private Placement, (3) 9,090,910 Ordinary Shares represented by 1,818,182 Depositary Shares, issuable upon the exercise of warrants issued in a private placement in May 2020, or the May Private Placement and collectively with the October Private Placement, the Private Placements, and (4) 454,546 Ordinary Shares represented by 90,909 Depositary Shares issuable upon the exercise of placement agent warrants issued in connection with the October Private Placement.

The selling shareholders are identified in the table commencing on page 14. Each Depositary Share represents five Ordinary Shares. No Depositary Shares are being registered hereunder for sale by us. We will not receive any proceeds from the sale of the Depositary Shares by the selling shareholders. All net proceeds from the sale of the Ordinary Shares represented by Depositary Shares covered by this prospectus will go to the selling shareholders. However, we may receive the proceeds from any exercise of warrants in certain circumstances. See “Use of Proceeds.”

The selling shareholders may sell all or a portion of the Ordinary Shares represented by Depositary Shares from time to time in market transactions through any market on which our Depositary Shares are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. We will bear all of the expenses incurred in connection with the registration of these shares. The selling shareholders will pay any underwriting discounts and selling commissions and/or similar charges incurred in connection with the sale of the shares. See “Plan of Distribution.”

Our Depositary Shares are listed on the NASDAQ Capital Market under the symbol “MTP.” The last reported closing price of our Depositary Shares on the NASDAQ Capital Market on August 12, 2020 was $1.99. Our Ordinary Shares are admitted for trading on AIM, a market operated by the London Stock Exchange plc, or AIM, under the listing code “MTPH.” The last reported closing price of our Ordinary Shares on AIM on August 12, 2020 was £0.33.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, and are subject to reduced public reporting requirements.

Investing in our securities involves risks. See “Risk Factors” beginning on page 9 of this prospectus and in the documents incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this prospectus is August 13, 2020

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC. As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s website or its offices described below under the heading “Where You Can Find More Information”.

You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies, regardless of the time of delivery of this prospectus or of any sale of the securities offered hereby. Our business, financial condition, results of operations, and prospects may have changed since that date. We do not take any responsibility for, nor do we provide any assurance as to the reliability of, any information other than the information in this prospectus. Neither the delivery of this prospectus nor the sale of the Depositary Shares means that information contained in this prospectus is correct after the date of this prospectus. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

Unless the context specifically indicates otherwise, references in this prospectus supplement to “Midatech Pharma PLC,” “Midatech,” “the Company,” “we,” “our,” “ours,” “us,” “the Group,” or similar terms refer to Midatech Pharma PLC and its consolidated subsidiaries.

We have not taken any action to permit a public offering of the Depositary Shares outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the Depositary Shares and the distribution of this prospectus outside of the United States.

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PRESENTATION OF FINANCIAL AND OTHER INFORMATION

Our financial statements are prepared in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board and adopted by the European Union. We have made rounding adjustments to some of the figures included in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them.

We prepare our consolidated financial statements in British pounds sterling. Except as otherwise stated, all monetary amounts in this prospectus are presented in British pounds sterling.

In this prospectus, unless otherwise specified or the context otherwise requires:

•	“$” and “U.S. dollar” each refer to the United States dollar (or units thereof); and

•	“£,” “pence” and “p” each refer to the British pound sterling (or units thereof).

On March 3, 2020, following shareholder approval, we effected a one-for-20 reverse split of our Ordinary Shares and our Ordinary Shares began trading on AIM, a market operated by the London Stock Exchange plc, or AIM, on a split-adjusted basis as of such date. No fractional shares were issued in connection with the reverse stock split. As a result of the reverse stock split, the number of issued and outstanding Ordinary Shares was reduced to 23,494,981 shares as of March 3, 2020.

Concurrently with the reverse split, and in an effort to bring our Depositary Share price into compliance with the NASDAQ Stock Market LLC’s, or NASDAQ, minimum bid price per share requirement, on March 3, 2020 we effected a ratio change in the number of Ordinary Shares represented by our Depositary Shares from 20 Ordinary Shares per Depositary Share to five Ordinary Shares per Depositary Share, reducing the number of outstanding Depositary Shares, as of the close of business on March 3, 2020 to 988,656.

The change in the number of shares resulting from the reverse stock split and change in the number of Depositary Shares resulting from the change in ratio has been applied retroactively to all share and per share amounts presented in this prospectus, to the extent applicable.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated herein by reference includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. All statements contained or incorporated by reference herein, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth, other than statements of historical facts, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

These forward-looking statements are based on currently available competitive, financial and economic data together with management’s views and assumptions regarding future events and business performance as of the time the statements are made and are subject to risks and uncertainties. We wish to caution you that there are some known and unknown factors that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements, including but not limited to risks related to:

•	our requirement for additional financing and our ability to continue as a going concern;

•	our estimates regarding losses, expenses, future revenues, and capital requirements;

•	the results of our strategic review;

•	our ability to successfully develop, test, and partner with a licensee to manufacture or commercialize products for conditions using our technology platforms;

•	the successful commercialization and manufacturing of any future product candidate we may commercialize or license;

•	the outcome of our remediation plan and approach to the material weaknesses in internal control over financial reporting;

•	our indemnity obligations;

•	the success and timing of preclinical studies and clinical trials, if any;

•	shifts in our business and commercial strategy;

•	the filing and timing of regulatory filings, including Investigational New Drug applications, with respect to any of our products and the receipt of any regulatory approvals;

•	the anticipated medical benefits of our products;

•	the difficulties in obtaining and maintaining regulatory approval of our product candidates, and the labeling under any approval we may obtain;

•	the success and timing of the potential commercial development of our product candidates and any product candidates we may acquire in the future;

•	our plans and ability to develop and commercialize our product candidates and any product candidates we may acquire in the future;

•	the ability to manufacture products in our own facilities;

•	the rate and degree of market acceptance of any of our product candidates;

•	the successful development of our commercialization capabilities, including our internal sales and marketing capabilities;

•	obtaining and maintaining intellectual property protection for our product candidates and our proprietary technology;

•	the success of competing therapies and products that are or become available;

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•	the success of any future acquisitions;

•	cybersecurity and other cyber incidents;

•	industry trends;

•	the impact of government laws and regulations;

•	regulatory, economic and political developments in the United Kingdom, the European Union, the United States and other foreign countries, including any impact from the United Kingdom leaving the European Union;

•	the difficulties doing business internationally, including any risks related to the novel strain of coronavirus, COVID-19;

•	the ownership of our Ordinary Shares and Depositary Shares;

•	our ability to continue to meet the listing criteria required to remain listed on the NASDAQ;

•	the status of our ongoing leadership transition and our failure to recruit or retain key scientific or management personnel or to retain our senior management;

•	the impact and costs and expenses of any litigation we may be subject to now or in the future;

•	the performance of third parties, including joint venture partners, our collaborators, third-party suppliers and parties to our licensing agreements; and

•	other risks and uncertainties, including those described in “Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2019 or in this prospectus.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. You are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are referenced in the section entitled “Risk Factors” in our Annual Report on 20-F or in this prospectus. You should also carefully review the risk factors and cautionary statements described in the other documents we file from time to time with the SEC, specifically our most recent Annual Report on Form 20-F and our Reports on Form 6-K. We undertake no obligation to revise or update any forward-looking statements, except to the extent required by law.

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PROSPECTUS SUMMARY

The following summary of our business highlights some of the information contained elsewhere in or incorporated by reference into this prospectus. Because this is only a summary, however, it does not contain all of the information that may be important to you. You should carefully read this prospectus, including the documents incorporated by reference, which are described under “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference” in this prospectus. You should also carefully consider the matters discussed in the section in this prospectus entitled “Risk Factors.”

Overview

We are focused on the research and development of medicines which we believe would benefit from improved bio-delivery and/or bio-distribution using our using our proprietary platform drug delivery technologies:

•	Our Q-SpheraTM platform: Our disruptive polymer microsphere microtechnology is used for sustained delivery to prolong and control the release of therapeutics over an extended period of time, from weeks to months.

•	Our MidaSolveTM platform: Our innovative oligosaccharide nanotechnology is used to solubilize drugs so that they can be administered in liquid form directly and locally into tumors.

•	MidaCoreTM platform: Our leading-edge gold nanoparticle, or GNP, nanotechnology is used for targeting sites of disease by using either chemotherapeutic agents or immunotherapeutic agents

We have focused our resources and activities on using our technologies to develop our oncology and rare disease product pipeline programs, including:

•	MTD201 (Q-Octreotide), which uses our sustained release platform, Q-SpheraTM , to formulate a long acting dose of octreotide for the treatment of acromegaly and neuroendocrine tumors; and

•	MTX110, which is a direct delivery treatment for diffuse intrinsic pontine glioma, an ultra-rare brain cancer suffered by children, using our MidaSolveTM technology for direct delivery.

In addition to these two lead programs, a further program in the clinic is MTX102, a European Union funded program seeking to develop a vaccine for Type I diabetes, based on the MidaCore technology for targeted delivery and uptake by the immune system.

Strategic Review and Formal Sale Process. On March 31, 2020 we announced that, in the context of prevailing conditions in the capital markets and the prospect of raising additional funds and finding a partner for our assets, we did not expect to be able to raise capital to fund the continued development of MTD201, including scale-up of MTD201 manufacturing at our Bilbao facilities. The Board initiated a strategic review of our operations, including determining to cease further investment in MTD201 and close our operations in Bilbao, Spain, including making all our employees in Bilbao redundant.

On April 20, 2020, we announced an update to the strategic review of operations including the appointment of Noble Capital Markets, Inc., or Noble, to advise us on options for extracting value from our technologies, including partnering or selling one or more of our technologies or selling the entire company, which would be pursuant to a ‘formal sale process’, as defined by The City Code on Takeovers and Mergers, or the Takeover Code. As a result of the announcement, we were considered to be in an ‘offer period,’ which placed certain restrictions and reporting obligations on us.

On July 23, 2020, we announced that, working with Noble, we had not received any proposals from third parties for the potential acquisition of the Company and under the Takeover Code and, accordingly, we have terminated the formal sale process. However, the strategic review previously announced continues and we are considering all potential options for extracting value from our technologies and providing working capital for the Company. As part of the ongoing strategic review process, we are evaluating early stage proposals and expressions of interest from third parties including, inter alia, for the potential acquisition of certain of our assets and/or a transaction which if progressed would constitute a reverse takeover under the rules and regulations of AIM. There is no guarantee that these discussions will result in a transaction on terms that are acceptable to shareholders, or at all.

Secura License Agreement. On June 8, 2020, we received a letter sent on behalf of Secura Bio. Inc., or Secura Bio, dated June 1, 2020, purporting to terminate a License Agreement, executed on or about June 6, 2017, or the License Agreement, by and between Midatech Limited and Novartis AG, or Novartis, which Novartis subsequently transferred to Secura Bio, or the Secura License Agreement. Pursuant to the Secura License Agreement, Midatech Limited was granted a non-exclusive worldwide, sublicenseable license to certain patents of panobinostat, the active pharmaceutical ingredient of our development product MTX110. Midatech Limited’s rights are limited to the treatment of brain cancer in humans, administered by convection-enhanced delivery.

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We remain of the view that the grounds for the purported termination of the MTX110 license agreement by Secura Bio are unfounded. At this time, we are considering various avenues for a resolution and/or best options available to us.

July 2020 Placing. On July 27, 2020, we, through Turner Pope Investments Limited, a United Kingdom Financial Conduct Authority registered broker, or Turner Pope, completed a placing with certain non-U.S. investors in the United Kingdom, or the July UK Placing, of 21,296,295 Ordinary Shares, including 2,777,777 Ordinary Shares issued pursuant to a broker option, at an issue price of £0.27 per share, for aggregate gross proceeds of £5.75 million.

The securities were offered only outside the United States in reliance upon Regulation S under the Securities Act in an offshore transaction.

Corporate Information

Our principal executive offices are located at Oddfellows House, 19 Newport Road, CF24 0AA, United Kingdom. The telephone number at our principal executive office is +44 1235 888 300. Our service agent in the United States is located at Puglisi and Associates, 850 Library Avenue Newark, Delaware 19711. Our Ordinary Shares are admitted for trading on AIM under the listing code “MTPH.” Our Depositary Shares, each representing five Ordinary Shares, are listed on the NASDAQ under the symbol “MTP.” Our website is located at http://midatechpharma.com. We do not incorporate by reference into this prospectus the information on, or accessible through, our website, and you should not consider it as part of this prospectus.

Additional Information

For additional information related to our business and operations, please refer to the reports incorporated herein by reference, including our Annual Report on Form 20-F for the year ended December 31, 2019, as filed with the SEC on June 15, 2020, as amended on June 17, 2020, and our Reports on Form 6-K as filed with the SEC, as described in the section titled “Incorporation of Certain Information by Reference.”

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The Offering

Depositary Shares offered by the Selling Shareholders	Up to an aggregate of 12,695,456 Ordinary Shares of the Company represented by 2,539,091 Depositary Shares, consisting of (1) 3,000,000 Ordinary Shares represented by 600,000 Depositary Shares, issuable upon the exercise of warrants issued in the October Private Placement, (2) 150,000 Ordinary Shares represented by 30,000 Depositary Shares issuable upon the exercise of placement agent warrants issued in connection with the October Private Placement, (3) 9,090,910 Ordinary Shares represented by 1,818,182 Depositary Shares, issuable upon the exercise of warrants issued in a private placement in the May Private Placement, and (4) 454,546 Ordinary Shares represented by 90,909 Depositary Shares issuable upon the exercise of placement agent warrants issued in connection with the October Private Placement. The selling shareholders are identified in the table commencing on page 14.

Ordinary Shares outstanding prior to this offering	60,548,852 Ordinary Shares (including those represented by Depositary Shares)

Ordinary Shares outstanding immediately after this offering	73,244,308 Ordinary Shares (including those represented by Depositary Shares), assuming all warrants are exercised in full.

Depositary Shares

Each Depositary Share represents five Ordinary Shares.

The depositary (through its custodian) will hold the Ordinary Shares underlying your Depositary Shares. You will have rights as provided in the deposit agreement among us, Deutsche Bank Trust Company Americas, as depositary, and all owners and holders from time to time of Depositary Shares issued thereunder. You may, among other things, cancel your Depositary Shares and withdraw the underlying ordinary shares against a fee paid to the depositary (which may be reimbursable by the Company). In certain limited instances described in the deposit agreement, we may amend or terminate the deposit agreement without your consent. If you continue to hold your Depositary Shares, you agree to be bound by the terms of the deposit agreement then in effect.

To better understand the terms of the Depositary Shares and the deposit agreement, including applicable fees and charges, you should carefully read “Description of American Depositary Shares” in this prospectus. You should also read the deposit agreement, which is an exhibit to the registration statement that includes this prospectus.

Depositary	Deutsche Bank Trust Company Americas

Use of proceeds
We will not receive any proceeds from the sale of the Ordinary Shares represented by Depositary Shares by the selling shareholders. All net proceeds from the sale of the Ordinary Shares represented by Depositary Shares covered by this prospectus will go to the selling shareholders. However, we may receive the proceeds from any exercise of warrants if the holders do not exercise the warrants on a cashless basis. See the section of this prospectus titled “Use of Proceeds.”

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Risk factors	Investing in our securities involves a high degree of risk. You should read the “Risk Factors” section starting on page 9 of this prospectus, as well as those risk factors that are incorporated by reference in this prospectus, for a discussion of factors to consider before deciding to invest in our securities.

AIM trading symbol for Ordinary Shares	“MTPH”

Trading symbol on NASDAQ for Depositary Shares	“MTP”

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RISK FACTORS

Our business has significant risks. You should consider carefully the risks set forth below and other information in this prospectus, including the information contained under the heading “Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2019 and incorporated herein by reference, before you decide to purchase our securities. These risks and uncertainties are not the only risks and uncertainties we may face. Additional risks and uncertainties not presently known to us, or that we currently consider immaterial could also negatively affect our business, financial condition, results of operations, prospects, profits and share prices. If any of the risks described below actually occur, our business, financial condition, results of operations, prospects, profits and share prices could be materially adversely affected. See also the information contained under the heading “Cautionary Statement Regarding Forward-Looking Statements” herein.

The sale of a substantial amount of our Ordinary Shares (represented by Depositary Shares), including resale of the Ordinary Shares (represented by Depositary Shares) issuable upon the exercise of the warrants held by the selling shareholders in the public market could adversely affect the prevailing market price of our Ordinary Shares and/or Depositary Shares.

We are registering for resale 12,695,456 Ordinary Shares represented by 2,539,091 Depositary Shares issuable upon the exercise of warrants held by the selling shareholders. Sales of substantial amounts of our Ordinary Shares and/or Depositary Shares in the public market, or the perception that such sales may occur, could adversely affect the market price of our Ordinary Shares and/or Depositary Shares. We cannot predict if and when selling shareholders may sell such shares in the public markets. Furthermore, in the future, we may issue additional Ordinary Shares (including Ordinary Shares represented by Depositary Shares). Any such issuance could result in substantial dilution to our existing shareholders and could cause our share price to decline.

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USE OF PROCEEDS

We will not receive any proceeds from the sale of the Ordinary Shares represented by Depositary Shares by the selling shareholders. All net proceeds from the sale of the Ordinary Shares represented by Depositary Shares and the warrants covered by this prospectus will go to the selling shareholders. We expect that the selling shareholders will sell their Ordinary Shares represented by Depositary Shares as described under “Plan of Distribution.”

We may receive proceeds from the exercise of the warrants and issuance of the Depositary Shares underlying the warrants. If all of the warrants mentioned above were exercised for cash in full, the proceeds would be approximately $7.9 million. We currently intend to use the net proceeds of such warrant exercise, if any, to fund the clinical development program of MTX110, our product for DIPG and potentially other pediatric brain cancers, develop an internal pipeline of Q-Sphera formulation for partnering, for working capital and for general corporate purpose. Pending such uses, we intend to invest the net proceeds in short-term, interest-bearing investments.

We can make no assurances that any of the warrants will be exercised, or if exercised, the quantity which will be exercised or in the period in which they will be exercised.

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DIVIDEND POLICY

Since inception, we have never declared or paid any cash dividends on our Ordinary Shares and do not anticipate paying any cash dividends on our Ordinary Shares or the Depositary Shares in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business.

Any determination to pay dividends in the future would be at the discretion of our Board of Directors and will depend upon our results of operations, cash requirements, financial condition, contractual restrictions, and any future debt agreements and is subject to compliance with applicable laws, including the United Kingdom Companies Act of 2006, or the Companies Act, which requires English companies to have profits available for distribution equal to or greater than the amount of the proposed dividend.

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CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2019:

•	on an actual basis; and

•	on a pro forma as adjusted basis to give effect to (i) (x) our registered direct offering that closed on May 20, 2020, whereby we issued and sold 1,818,182 Depositary Shares, representing 9,090,910 Ordinary Shares, at a public offering price of $1.65 per Depositary Share, (y) the concurrent May Private Placement and (z) the issuance of warrants to purchase 90,909 Depositary Shares, representing 454,545 Ordinary Shares, to the placement agent in such May 2020 offering, after deducting the placement agent fees and estimated offering expenses payable by us, (ii) a May 2020 placing in the United Kingdom of 6,666,666 units, or Units, with each Unit comprising one new Ordinary Share and one warrant to purchase Ordinary Shares at an issue price of £0.27 per Unit, after deducting the placing agent’s fees and estimated offering expenses payable by us, and (iii) the July UK Placing, after deducting placing agent’s fees and estimated offering expenses payable by us.

The adjusted amounts shown below are unaudited and represent management’s estimate. The information in this table should be read in conjunction with our “Management Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes thereto and other financial information incorporated by reference into this prospectus.

	As of December 31, 2019
	Actual	Pro forma As Adjusted (1)(2) (unaudited)
	(£ in thousands)
Cash and cash equivalents	10,928	19,925
Borrowings, non-current	5,670	5,670
Total equity	19,558	27,558
Total capitalization	25,228	33,228

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(1)	The fair value of warrants exercisable for 1,909,091 Depositary Shares (representing 9,545,456 Ordinary Shares), issued in connection with the May Private Placement has been calculated as of May 20, 2020, and recorded as a current liability of £997,000 and a debit to share premium of £997,000.

(2)	The proceeds from the May 2020 registered direct offering have been translated into British pounds sterling at a rate of £1.00 to $1.2199.

The table above does not include, as of December 31, 2019:

•	336,036 Ordinary Shares issuable upon the exercise of stock options outstanding under our equity incentive plans at a weighted-average exercise price of £8.487 per share;

•	2,857 Ordinary Shares issuable upon the exercise of stock options assumed in connection with the acquisition of DARA BioSciences, Inc., or DARA, at a weighted average exercise price of $101.26 per share;

•	warrants exercisable for 15,692,276 Ordinary Shares at an exercise price of £10.00 per share;

•	warrants exercisable for 4,624 Ordinary Shares assumed in connection with the acquisition of DARA at an exercise price of $110.51 per share

•	warrants, issued in connection with the October Private Placement, exercisable for 630,000 Depositary Shares (representing 3,150,000 Ordinary Shares), at an exercise price of $6.25 per Depositary Share;

•	warrants, issued in connection with a May Private Placement, exercisable for 1,818,182 Depositary Shares (representing 9,090,910 Ordinary Shares), at an exercise price of $2.05 per Depositary Shares;

•	warrants, issued to the placement agent in connection with a May Private Placement, exercisable for 90,909 Depositary Shares (representing 454,545 Ordinary Shares), at an exercise price of $2.0625 per Depositary Shares; and

•

warrants, issued in connection with a May 2020 placing in the United Kingdom, exercisable for 6,999,999 Ordinary Shares, including warrants issued to the placing agent in connection with such offering, at an exercise price of £0.34 per Ordinary Share.

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REGISTERED OFFERINGS AND PRIVATE PLACEMENTS OF SECURITIES

October 2019 Offering

On October 25, 2019, we completed the closing of a registered direct offering with an institutional investor, or the Investor, for the sale of 3,000,000 Ordinary Shares represented by 600,000 Depositary Shares at a price per Depositary Share of $5.00, for aggregate gross proceeds of $3.0 million.

In the concurrent October Private Placement, we sold to the Investor warrants, or the October Private Placement Warrants, to purchase a total of 3,000,000 Ordinary Shares represented by 600,000 Depositary Shares at an exercise price of $6.25 per Depositary Share. The October Private Placement Warrants became exercisable on December 23, 2019. The October Private Placement Warrants will expire five and one-half years from such initial exercise date. The closing of the October Private Placement occurred on October 25, 2019.

H.C. Wainwright & Co., LLC, or Wainwright, served as the sole placement agent for the October Private Placement. In connection with the registered direct offering, we also issued to certain designees of Wainwright warrants, or Wainwright October Warrants, for the purchase of a total of 150,000 Ordinary Shares represented by 30,000 Depositary Shares at an exercise price per share of $6.25 pursuant to the terms of our engagement letter agreement with Wainwright. The Wainwright October Warrants became exercisable on December 23, 2019 and expire on October 22, 2024. The shares underlying the October Private Placement Warrants and the Wainwright October Warrants are being registered for resale hereunder.

Each of the October Private Placement Warrants and Wainwright October Warrants are subject to a beneficial ownership limitation of 4.99%, which does not permit the selling shareholder to exercise that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of shares of our Ordinary Shares in excess of the beneficial ownership limitation. The beneficial ownership limitation may be increased or decreased, provided that in no event shall it exceed 9.99%, upon notice to us, provided that any increase in the beneficial ownership limitation shall not be effective until 61 days following the receipt of such notice by us.

May 2020 Offering

On May 20, 2020, we completed the closing of a registered direct offering with certain institutional investors for the sale of 9,090,910 Ordinary Shares represented by 1,818,182 Depositary Shares at a price per Depositary Share of $1.65, for aggregate gross proceeds of $3.0 million.

In the concurrent May Private Placement, we sold to the same institutional investors warrants, or the May Private Placement Warrants, to purchase a total of 9,090,910 Ordinary Shares represented by 1,818,182 Depositary Shares at an exercise price of $2.05 per Depositary Share. The May Private Placement Warrants became exercisable upon the closing of the offering. The May Private Placement Warrants will expire five and one-half years from the closing of the offering. The closing of the May Private Placement occurred on May 20, 2020.

Wainwright served as the sole placement agent for the May Private Placement. In connection with the registered direct offering, we also issued to certain designees of Wainwright warrants, or Wainwright May Warrants, for the purchase of a total of 454,546 Ordinary Shares represented by 90,909 Depositary Shares at an exercise price per share of $2.0625 pursuant to the terms of our engagement letter agreement with Wainwright. The Wainwright May Warrants become exercisable upon the closing of the offering and expire on May 18, 2025. The shares underlying the May Private Placement Warrants and the Wainwright May Warrants are being registered for resale hereunder.

Each of the May Private Placement Warrants and Wainwright May Warrants are subject to a beneficial ownership limitation of 4.99% or 9.99%, as applicable, which does not permit the selling shareholder to exercise that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of shares of our Ordinary Shares in excess of the beneficial ownership limitation. The beneficial ownership limitation may be increased or decreased, provided that in no event shall it exceed 9.99%, upon notice to us, provided that any increase in the beneficial ownership limitation shall not be effective until 61 days following the receipt of such notice by us.

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SELLING SHAREHOLDERS

This prospectus covers the possible resale from time to time by the selling shareholders identified in the table below of 12,695,456 Ordinary Shares represented by 2,539,091 Depositary Shares issuable upon the exercise of the October Private Placement Warrants, May Private Placement Warrants, Wainwright October Warrants and Wainwright May Warrants (referred to in this prospectus collectively and individually as the “warrants”). The selling shareholders may sell some, all or none of their Ordinary Shares represented by Depositary Shares. We do not know how long the selling shareholders will hold the warrants, whether any will exercise the warrants, and upon such exercise, how long such selling shareholders will hold the Ordinary Shares represented by Depositary Shares before selling them, and we currently have no agreements, arrangements or understandings with the selling shareholders regarding the sale of any of the shares.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the Ordinary Shares represented by Depositary Shares by each of the selling shareholders. The second column lists the number of Ordinary Shares represented by Depositary Shares beneficially owned by each selling shareholder, based on its ownership of Depositary Shares and warrants to purchase Depositary Shares, as of July 31, 2020, assuming exercise of the October Private Placement Warrants, May Private Placement Warrants, Wainwright October Warrants and Wainwright May Warrants, as applicable, held by the selling shareholders on that date, without regard to any limitations on conversions or exercises. The third column lists the maximum number of Ordinary Shares represented by Depositary Shares being offered in this prospectus by the selling shareholders. The fourth and fifth columns list the amount of Ordinary Shares represented by Depositary Shares owned after the offering, by number of Ordinary Shares represented by Depositary Shares and percentage of outstanding Ordinary Shares, assuming in both cases the sale of all of the Ordinary Shares represented by Depositary Shares offered by the selling shareholders pursuant to this prospectus, and without regard to any limitations on conversions or exercises.

Under the terms of the warrants, a selling shareholder may not exercise the warrants to the extent such exercise would cause such selling shareholder, together with its affiliates, to beneficially own a number of Ordinary Shares which would exceed 4.99% or 9.99%, as applicable, of our then outstanding Ordinary Shares following such exercise, excluding for purposes of such determination Ordinary Shares not yet issuable upon exercise of the October Private Placement Warrants, May Private Placement Warrants, Wainwright October Warrants and Wainwright May Warrants which have not been exercised. The beneficial ownership limitation may be increased or decreased, provided that in no event shall it exceed 9.99%, upon notice to us, provided that any increase in the beneficial ownership limitation shall not be effective until 61 days following the receipt of such notice by us. The number of shares in the table below does not reflect this limitation. See “Plan of Distribution.”

Selling Shareholder	Number of Ordinary Shares Owned Prior to Offering**	Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus**	Number of Ordinary Shares Owned After the Offering**	Percentage of Ordinary Shares Owned After the Offering***
Armistice Capital Master Fund Ltd. (1)	6,255,000	6,255,000	--	--
L1 Capital Global Opportunities Master Fund Ltd. (2)	1,515,155	1,515,155	--	--
CVI Investments, Inc. (3)	1,250,000	1,250,000	--	--
Intracoastal Capital, LLC (4)	1,191,960	1,191,960	--	--
Lind Global Macro Fund, LP (5)	969,700	969,700	--	--
Iroquois Master Fund, Ltd. (6)	681,820	681,820	--	--
Michael Vaskinkevich (7)	388,225	388,225	--	--
Iroquois Capital Investment Group, LLC (8)	227,275	227,275	--	--
Noam Rubinstein (9)	190,430	190,430	--	--
Craig Schwabe (10)	15,340	15,340	--	--
Charles Worthman (11)	6,050	6,050	--	--
Mark Viklund (12)	4,500	4,500	--	--

__________________

*	Represents beneficial ownership of less than one percent.
**	Subject to beneficial ownership blocker. See notes below.
***	Based upon 60,548,852 Ordinary Shares issued and outstanding as of July 31, 2020.

(1)	Based on a Form 8.3 filed in the United Kingdom on June 1, 2020 and information provided to us by the selling shareholder. The selling shareholder holds unregistered warrants issued by us in the October Private Placement and May Private Placement which entitle the holder to purchase up to an aggregate of 6,255,000 Ordinary Shares (in the form of Depositary Shares) and which we are registering hereby. The warrants are subject to a beneficial ownership limitation of 4.99%, which does not permit the selling shareholder to exercise that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of our Ordinary Shares in excess of the beneficial ownership limitation. The amounts and percentages in the table do not give effect to the 4.99% beneficial ownership limitation, if applicable. Armistice Capital, LLC, the investment manager of Armistice Capital Master Fund Ltd., or Armistice, and Steven Boyd, the managing member of Armistice Capital, LLC, hold shared voting and dispositive power over the shares held by Armistice. Each of Armistice Capital, LLC and Steven Boyd disclaims beneficial ownership of the securities listed except to the extent of their pecuniary interest therein. The principal business address of Armistice is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, New York, 10022.

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(2)	Based on a Form 8.3 filed in the United Kingdom on May 28, 2020 and information provided to us by the selling shareholder. The selling shareholder holds unregistered warrants issued by us in the May Private Placement which entitle the holder to purchase up to an aggregate of 1,515,155 Ordinary Shares (in the form of Depositary Shares) and which we are registering hereby. The warrants are subject to a beneficial ownership limitation of 9.99%, which does not permit the selling shareholder to exercise that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of Ordinary Shares in excess of the beneficial ownership limitation. The amounts and percentages in the table do not give effect to the 9.99% beneficial ownership limitation, if applicable. David Feldman and Joel Arber are both the directors the selling shareholder, and as such they each individually have sole dispositive and voting power. To the extent Mr. Feldman and Mr. Arber are deemed to beneficially own such shares, Mr. Feldman and Mr. Arber disclaim beneficial ownership of these securities for all other purposes. The principal business address of the selling shareholder is 161A Shedden Road, 1 Artillery Court, P.O. Box 10085, Grand Cayman, Cayman Islands KY1-1001, Cayman Islands.

(3)	Based upon information provided to us by the selling shareholder, the selling shareholder holds unregistered warrants issued by us in the May Private Placement which entitle the holder to purchase up to an aggregate of 1,250,000 Ordinary Shares (in the form of Depositary Shares) and which we are registering hereby. The warrants are subject to a beneficial ownership limitation of 4.99%, which does not permit the selling shareholder to exercise that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of Ordinary Shares in excess of the beneficial ownership limitation. The amounts and percentages in the table do not give effect to the 4.99% beneficial ownership limitation, if applicable. Heights Capital Management, Inc., the authorized agent of the selling shareholders, has discretionary authority to vote and dispose the shares held by the selling shareholder and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by the selling shareholder. Mr. Kobinger disclaims any such beneficial ownership of the shares. The principal business address of the selling shareholder is P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, KY1-1104, Cayman Islands.

(4)	Based upon information provided to us by the selling shareholder, the selling shareholder holds unregistered warrants issued by us in the May Private Placement which entitle the holder to purchase up to an aggregate of 1,191,960 Ordinary Shares (in the form of Depositary Shares) and which we are registering hereby. The warrants are subject to a beneficial ownership limitation of 4.99%, which does not permit the selling shareholder to exercise that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of Ordinary Shares in excess of the beneficial ownership limitation. The amounts and percentages in the table do not give effect to the 4.99% beneficial ownership limitation, if applicable. Mitchell P. Kopin and Daniel B. Asher, each of whom are managers of the selling shareholder, have shared voting control and investment discretion over the securities reported herein that are held by the selling shareholder. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership of the securities reported herein that are held by the selling shareholder. The principal business address of the selling shareholder is 245 Palm Trail, Delray Beach, Florida 33483.

(5)	Based on a Form 8.3 filed in the United Kingdom on May 28, 2020 and information provided to us by the selling shareholder. The selling shareholder holds unregistered warrants issued by us in the May Private Placement which entitle the holder to purchase up to an aggregate of 1,515,155 Ordinary Shares (in the form of Depositary Shares) and which we are registering hereby. The warrants are subject to a beneficial ownership limitation of 4.99%, which does not permit the selling shareholder to exercise that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of Ordinary Shares in excess of the beneficial ownership limitation. The amounts and percentages in the table do not give effect to the 4.99% beneficial ownership limitation, if applicable. Lind Global Partners LLC, the general partner of the selling shareholder, and Jeff Easton, the managing member of Lind Global Partners LLC, may each be deemed to have sole voting and dispositive power with respect to the shares held by the selling shareholder. The principal business address of the selling shareholder is 444 Madison Avenue, Floor 41, New York, New York 10022.

(6)	Based upon information provided to us by the selling shareholder, the selling shareholder holds unregistered warrants issued by us in the May Private Placement which entitle the holder to purchase up to an aggregate of 681,820 Ordinary Shares (in the form of Depositary Shares) and which we are registering hereby. The warrants are subject to a beneficial ownership limitation of 4.99%, which does not permit the selling shareholder to exercise that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of Ordinary Shares in excess of the beneficial ownership limitation. The amounts and percentages in the table do not give effect to the 4.99% beneficial ownership limitation, if applicable. Iroquois Capital Management L.L.C. is the investment manager of Iroquois Master Fund, Ltd. Iroquois Capital Management, LLC has voting control and investment discretion over securities held by Iroquois Master Fund. As Managing Members of Iroquois Capital Management, LLC, Richard Abbe and Kimberly Page make voting and investment decisions on behalf of Iroquois Capital Management, LLC in its capacity as investment manager to Iroquois Master Fund Ltd. As a result of the foregoing, Mr. Abbe and Mrs. Page may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by Iroquois Capital Management and Iroquois Master Fund. The principal business address of the selling shareholder is 125 Park Avenue, 25th Floor, New York, New York 10017.

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(7)	Based upon information provided to us by the selling shareholder, the selling shareholder holds unregistered warrants issued by us in the October Private Placement and May Private Placement which entitle the holder to purchase up to an aggregate of 388,225 Ordinary Shares (in the form of Depositary Shares) and which we are registering hereby. The selling shareholder is an affiliate of H.C. Wainwright & Co. LLC, a broker-dealer, which also previously served as our exclusive placement agent for registered direct offering of our securities in October 2019 and May 2020, as well the concurrent October Private Placement and May Private Placement, respectively. The principal business address of the selling shareholder is 430 Park Avenue, Level 3, New York, NY 10022.

(8)	Based upon information provided to us by the selling shareholder, the selling shareholder holds unregistered warrants issued by us in the May Private Placement which entitle the holder to purchase up to an aggregate of 227,275 Ordinary Shares (in the form of Depositary Shares) and which we are registering hereby. The warrants are subject to a beneficial ownership limitation of 4.99%, which does not permit the selling shareholder to exercise that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of Ordinary Shares in excess of the beneficial ownership limitation. The amounts and percentages in the table do not give effect to the 4.99% beneficial ownership limitation, if applicable. Richard Abbe is the managing member of Iroquois Capital Investment Group LLC. Mr. Abbe has voting control and investment discretion over securities held by Iroquois Capital Investment Group LLC. As such, Mr. Abbe may be deemed to be the beneficial owner (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by Iroquois Capital Investment Group LLC. The principal business address of the selling shareholder is 125 Park Avenue, 25th Floor, New York, New York 10017.

(9)	Based upon information provided to us by the selling shareholder, the selling shareholder holds unregistered warrants issued by us in the October Private Placement and May Private Placement which entitle the holder to purchase up to an aggregate of 190,430 Ordinary Shares (in the form of Depositary Shares) and which we are registering hereby. The selling shareholder is an affiliate of H.C. Wainwright & Co. LLC, a broker-dealer, which also previously served as our exclusive placement agent for registered direct offering of our securities in October 2019 and May 2020, as well the concurrent October Private Placement and May Private Placement, respectively. The principal business address of the selling shareholder is 430 Park Avenue, Level 3, New York, NY 10022.

(10)	Based upon information provided to us by the selling shareholder, the selling shareholder holds unregistered warrants issued by us in the May Private Placement which entitle the holder to purchase up to an aggregate of 15,340 Ordinary Shares (in the form of Depositary Shares) and which we are registering hereby. The selling shareholder is an affiliate of H.C. Wainwright & Co. LLC, a broker-dealer, which also previously served as our exclusive placement agent for registered direct offering of our securities in October 2019 and May 2020, as well the concurrent October Private Placement and May Private Placement, respectively. The principal business address of the selling shareholder is 430 Park Avenue, Level 3, New York, NY 10022.

(11)	Based upon information provided to us by the selling shareholder, the selling shareholder holds unregistered warrants issued by us in the October Private Placement and May Private Placement which entitle the holder to purchase up to an aggregate of 6,050 Ordinary Shares (in the form of Depositary Shares) and which we are registering hereby. The selling shareholder is an affiliate of H.C. Wainwright & Co. LLC, a broker-dealer, which also previously served as our exclusive placement agent for registered direct offering of our securities in October 2019 and May 2020, as well the concurrent October Private Placement and May Private Placement, respectively. The principal business address of the selling shareholder is 430 Park Avenue, Level 3, New York, NY 10022.

(12)	Based upon information provided to us by the selling shareholder, the selling shareholder holds unregistered warrants issued by us in the October Private Placement and May Private Placement which entitle the holder to purchase up to an aggregate of 4,500 Ordinary Shares (in the form of Depositary Shares) and which we are registering hereby. The selling shareholder is an affiliate of H.C. Wainwright & Co. LLC, a broker-dealer, which also previously served as our exclusive placement agent for registered direct offering of our securities in October 2019 and May 2020, as well the concurrent October Private Placement and May Private Placement, respectively. The principal business address of the selling shareholder is 430 Park Avenue, Level 3, New York, NY 10022.

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DESCRIPTION OF OFFERED SECURITIES AND OUR SHARE CAPITAL

The following describes our issued share capital, summarizes the material provisions of our Articles of Association and highlights certain differences in corporate law in the United Kingdom and the United States. This description of our share capital and summary of our Articles of Association is not complete, and is qualified by reference to our Articles of Association. You should read our Articles of Association, which are filed as an exhibit to the registration statement of which this prospectus forms a part, for the provisions that are important to you.

General

We are a public limited company organized under the laws of England and Wales under registered number 09216368. Our registered office is Oddfellows House, 19 Newport Road, Cardiff, United Kingdom, CF24 0AA. The principal legislation under which we operate and our shares are issued is the United Kingdom Companies Act of 2006, or the Companies Act.

Issued Share Capital

Our issued share capital as of December 31, 2019 and July 31, 2020 was 23,494,981 Ordinary Shares and 60,548,852 Ordinary Shares, respectively. Each Ordinary Share has a nominal value 0.1 pence per share. Each issued Ordinary Share is fully paid. We currently have 1,000,001 deferred shares and no preference shares in our issued share capital.

There is no limit to the number of Ordinary Shares or preference shares that we are authorized to issue, as the concept of authorized capital is no longer applicable under the provisions of the Companies Act. There are no conversion rights, redemption provisions or sinking fund provisions relating to any ordinary shares.

We are not permitted under English law to hold our own Ordinary Shares unless they are repurchased by us and held in treasury. We do not currently hold any of our own ordinary shares.

History of Share Capital

On October 17, 2017, we issued 600,000 Ordinary Shares in connection with a placing of our ordinary shares to certain new and existing investors, for an aggregate consideration of approximately £6.0 million.

On October 17, 2017, we issued 15,733 Ordinary Shares in connection with an open offer to all of our existing shareholders who did not participate in the 2017 Placing, for an aggregate consideration of approximately £0.2 million.

On November 10, 2017, we issued 2,500 Ordinary Shares for purchase by the Midatech Pharma Share Incentive Plan.

On August 6, 2018, we issued 5,000 Ordinary Shares for purchase by the Midatech Pharma Share Incentive Plan.

On February 26, 2019, we issued 10,389,610 units to new investors pursuant to a subscription agreement for aggregate consideration of approximately £8.0 million. Each unit consisted of one Ordinary Share and one warrant to acquire Ordinary Shares.

On February 26, 2019, we issued (i) 4,331,384 units in connection with a placing, or the 2019 Placing, to certain new and existing investors and (ii) 1,716,951 Ordinary Shares to an existing investor, for an aggregate consideration of approximately £4.7 million. Each unit consisted of one Ordinary Share and one warrant to acquire Ordinary Shares.

On February 26, 2019, we issued 972,827 units in connection with an open offer to all of our existing shareholders who did not participate in the 2019 Placing, for an aggregate consideration of approximately £0.8 million. Each unit consisted of one Ordinary Share and one warrant to acquire Ordinary Shares.

On April 8, 2019, we effected a ratio change to our Depositary Shares, pursuant to which the ratio of Ordinary Shares to Depositary Shares was changed such that one Depositary Share represented 20 Ordinary Shares. Our Ordinary Shares were not affected by this change.

On October 8, 2019, we issued 25,000 Ordinary Shares for purchase by the Midatech Pharma Share Incentive Plan.

On October 25, 2019, we issued 3,000,000 Ordinary Shares represented by 600,000 Depositary Shares in a registered direct offering with the Investor for aggregate gross proceeds of $3.0 million. In addition, in a concurrent private placement, we issued warrants to purchase a total of 3,000,000 Ordinary Shares represented by 600,000 Depositary Shares and warrants to purchase a total of 150,000 Ordinary Shares represented by 30,000 Depositary Shares to affiliates of Wainwright in the private placement, each at an exercise price of $6.25 per Depositary Share.

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On March 3, 2020, following shareholder approval, we effected a one-for-20 reverse split of our Ordinary Shares and our Ordinary Shares began trading on AIM on a split-adjusted basis as of such date. No fractional shares were issued in connection with the reverse stock split. Immediately prior to the reverse stock split, we issued seven additional Ordinary Shares, in order that the aggregate nominal value of our Ordinary Share capital was exactly divisible by 20.

In connection therewith, and in an effort to bring the our Depositary Share price into compliance with NASDAQ’s minimum bid price per share requirement, on March 3, 2020 we effected a ratio change in the number of Ordinary Shares represented by our Depositary Shares from 20 Ordinary Shares per Depositary Share to five Ordinary Shares per Depositary Share.

On May 20, 2020, we issued 9,090,910 Ordinary Shares represented by 1,818,182 Depositary Shares in a registered direct offering with certain institutional investors for aggregate gross proceeds of $3.0 million. In addition, in a concurrent private placement, we issued warrants to purchase a total of 9,090,910 Ordinary Shares represented by 1,818,182 Depositary Shares at an exercise price of $2.05 per Depositary Share, and warrants to purchase a total of 454,546 Ordinary Shares represented by 90,909 Depositary Shares to affiliates of Wainwright in the private placement at an exercise price of $2.0625 per Depositary Share.

On May 22, 2020, we issued 6,666,666 Units to certain investors in a placing in the United Kingdom for aggregate gross proceeds of £1.8 million. Each Unit comprised one new Ordinary Share and one warrant to purchase Ordinary Share, or a UK Warrant, with an exercise price of £0.34 per share. We also issued UK Warrants to purchase a total of 333,333 Ordinary Shares to Turner Pope, the placing agent, in connection with the closing of such offering, on the same terms and conditions as the other investors in the offering.

On July 27, 2020, we issued 21,296,295 Ordinary Shares, including 2,777,777 Ordinary Shares issued pursuant to a broker option, to certain non-U.S. investors in a placing in the United Kingdom for aggregate gross proceeds of £5.75 million.

Options

We have established the Midatech Pharma PLC 2014 Enterprise Management Incentive Scheme, or the EMI Scheme, pursuant to which we have issued options to purchase Ordinary Shares to employees and directors. As of July 31, 2020, there were options to purchase 1,466,766 Ordinary Shares under the EMI Scheme. In addition, as of July 31, 2020, there were options to purchase 139,611 Ordinary Shares under non-approved schemes. The options lapse after ten years from the date of the grant.

In addition, we maintain the Midatech Pharma PLC 2016 U.S. Option Plan, or the US Plan, pursuant to which we have issued options to purchase Ordinary Shares to employees in the United States. With the sale of Midatech Pharma US Inc., options granted to employees remaining with the business at the time of sale were deemed to be fully vested and such employees were granted two years in which to exercise. At the time of such sale, there were approximately 505,000 options subject to this. Following the sale of Midatech Pharma US Inc., no further options have since been, nor will be, granted under such plan. As of July 31, 2020, there were options to purchase 13,247 Ordinary Shares under the US Plan.

As of July 31, 2020, the weighted average remaining life of the option under the EMI Scheme, the US Plan and non-approved options schemes was 9.5 years.

In connection with our acquisition of DARA in December 2015, we assumed all of DARA’s outstanding options, or DARA Options. As of July 31, 2020, there were outstanding DARA Options to purchase 2,835 Ordinary shares with a weighted average remaining life of 4.3 years. All Ordinary Shares delivered to holders of DARA Options will be delivered in the appropriate amount of Depositary Shares.

Warrants

February 2019 Warrants

On February 26, 2019, in connection with a subscription, placing and related open offer, we issued 15,693,276 warrants to acquire Ordinary Shares to existing and new investors, as part of a unit comprised of one Ordinary Share and one warrant to acquire Ordinary Shares. Each warrant entitles the holder to subscribe for one new Ordinary Share against payment of £10.00 per share. The warrants are currently exercisable and expire on February 26, 2022.

DARA Warrants

In connection with our acquisition of DARA, we assumed all of DARA’s existing warrants. As of July 31, 2020, there were DARA warrants outstanding exercisable for 4,624 Ordinary Shares, with a weighted average exercise price of $110.51. All Ordinary Shares delivered to holders of such DARA warrants will be delivered in the appropriate amount of Depositary Shares.

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October 2019 and May 2020 Warrants

The following is a brief summary of the October Private Placement Warrants, Wainwright October Warrants, May Private Placement Warrants and Wainwright May Warrants issued in connection with the October Private Placement and May Private Placement, as applicable, and is subject in all respects to the provisions contained in the applicable warrants, which, with respect to the October Private Placement Warrants and Wainwright October Warrants, are filed as exhibits to our Report on Form 6-K dated October 24, 2019, and for the May Private Placement Warrants and Wainwright May Warrants, are filed as exhibits to our Report on Form 6-K dated May 20, 2020. Unless otherwise stated, references to warrants in this section include the October Private Placement Warrants, May Private Placement Warrants, Wainwright October Warrants and Wainwright May Warrants.

Exercisability. The October Private Placement Warrants and Wainwright October Warrants became exercisable on December 23, 2019. The May Private Placement Warrants and Wainwright May Warrants became exercisable upon issuance. The October Private Placement Warrants and May Private Placement Warrants will expire five and one-half years from the initial exercise date, and the Wainwright October Warrants and Wainwright May Warrants will expire on October 22, 2024 and May 18, 2025, respectively. The holder shall deliver the aggregate exercise price for the Depositary Shares specified in the exercise notice within two trading days following the date of exercise (subject to the ‘cashless exercise’ arrangements described below).

Cashless Exercise. With respect to the October Private Placement Warrants and Wainwright October Warrants, if, more than six months after the date of issuance of such warrants, there is no effective registration statement registering, or no current prospectus available for, the resale of the Depositary Shares underlying such warrants, the holder may exercise the warrant, in whole or in part, on a cashless basis. With respect to the May Private Placement Warrants and Wainwright May Warrants, if there is no effective registration statement registering, or no current prospectus available for, the resale of the Depositary Shares underlying such warrants, the holder may exercise the warrant, in whole or in part, on a cashless basis.

Exercise Price. The exercise price of (i) each October Private Placement Warrant and Wainwright October Warrant is $6.25 per Depositary Share and (ii) each May Private Placement Warrants and Wainwright May Warrant is $2.05 and $2.0625 per Depositary Share, respectively, each subject to the ‘cashless exercise’ arrangements described above and to adjustment as described below.

Beneficial Ownership Limitation. A holder shall have no right to exercise any portion of a warrant, to the extent that, after giving effect to such exercise, such holder, together with such holder’s affiliates, and any persons acting as a group together with such holder or any such affiliate, would beneficially own in excess of, at the initial option of the holder thereof, 4.99% or 9.99%, as applicable, of the number of Ordinary Shares outstanding immediately after giving effect to the issuance of the Ordinary Shares underlying the Depositary Shares upon such exercise. The holder of the warrant, upon notice to us, may increase or decrease the beneficial ownership limitation to a percentage not to exceed 9.99%, provided that any increase in the beneficial ownership limitation shall not be effective until 61 days following notice to us. Beneficial ownership of the holder and its affiliates will be determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder.

Stock dividends and stock splits. If we pay a stock dividend or otherwise make a distribution payable in Depositary Shares or Ordinary Shares, or any other equity or equivalent securities, subdivide or combine outstanding Depositary Shares or Ordinary Shares, or reclassify Depositary Shares, Ordinary Shares or any shares of our capital stock, the exercise price of each warrant will be adjusted by multiplying the then exercise price by a fraction, the numerator of which shall be the number of Depositary Shares (excluding treasury shares, if any) outstanding immediately before such event, and the denominator of which shall be the number of Depositary Shares outstanding immediately after such event.

Rights Offerings; pro rata distributions. If we issue Ordinary Share equivalents or rights to purchase shares, warrants, securities or other property pro rata to holders of Depositary Shares, a holder of a warrant will be entitled to acquire, subject to the beneficial ownership limitation described above, such securities or property that such holder could have acquired if such holder had held the number of Depositary Shares issuable upon complete exercise of the warrant immediately prior to the date a record is taken for such issuance. If we declare or make any dividend or other distribution of assets or rights to acquire assets to holders of Depositary Shares or Ordinary Shares, a holder of a warrant will be entitled to participate, subject to the beneficial ownership limitation, in such distribution to the same extent that the holder would have participated therein if the holder had held the number of Depositary Shares issuable upon full exercise of the warrant.

Fundamental Transaction. If we effect a fundamental transaction, including, among other things, a merger, sale of substantially all of our assets, tender offer, exchange offer and other business combination transactions, then upon any subsequent exercise of a warrant, the holder thereof shall have the right to receive, for each Ordinary Share represented by the Depositary Shares that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of the successor’s or acquiring corporation’s securities, if it is the surviving corporation, and any additional consideration receivable as a result of such fundamental transaction by a holder of the number of Ordinary Shares represented by the Depositary Shares for which the warrant is exercisable immediately prior to such fundamental transaction.

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Transferability. Each warrant and all rights thereunder are transferable, in whole or in part, upon surrender of the warrant, together with a written assignment of the warrant subject to applicable securities laws; provided, however, that the Wainwright October Warrants and Wainwright May Warrants are subject to certain FINRA transfer restrictions. We do not intend to apply for listing of the warrants on any securities exchange or other trading system.

No Rights as Shareholder Until Exercise. Except as set forth in the warrants, the holders of the warrants do not have any voting rights, dividends or other rights as a holder of our capital stock until they exercise the warrants.

May 2020 United Kingdom Placing Warrants

On May 22, 2020, we issued 6,666,666 Units, with each Unit comprising one new Ordinary Share and one UK Warrant. The exercise price of the UK Warrants is £0.34 per share and it expires five years and six months from the issuance date. We also issued UK Warrants to purchase a total of 333,333 Ordinary Shares to Turner Pope, the placing agent, in connection with the closing of such offering, on the same terms and conditions as the other investors in the offering.

Articles of Association

Shares and Rights Attaching to Them

Objects

The objects of our Company are unrestricted.

Share Rights

Subject to any special rights attaching to shares already in issue, our shares may be issued with or have attached to them any preferred, deferred or other special rights or privileges or be subject to such restrictions as we may resolve by ordinary resolution of the shareholders or decision of our board.

Voting Rights

Without prejudice to any rights or restrictions as to voting rights attached to any shares forming part of our share capital from time to time, the voting rights attaching to shares are as follows:

•	on a show of hands every shareholder who is present in person and each duly authorized representative present in person of a shareholder that is a corporation shall have one vote;

•	on a show of hands, each proxy present in person has one vote for and one vote against a resolution if the proxy has been duly appointed by more than one shareholder and the proxy has been instructed by one or more of those shareholders to vote for the resolution and by one or more other of those shareholders to vote against it;

•	on a show of hands, each proxy present in person has one vote for and one vote against a resolution if the proxy has been duly appointed by more than one shareholder entitled to vote on the resolution and either: (1) the proxy has been instructed by one or more of those shareholders to vote for the resolution and has been given any discretion by one or more other of those shareholders to vote and the proxy exercises that discretion to vote against it; or (2) the proxy has been instructed by one or more of those shareholders to vote against the resolution and has been given any discretion by one or more other of those shareholders to vote and the proxy exercises that discretion to vote for it; and

•	on a poll every shareholder who is present in person or by proxy shall have one vote for each share of which he is the holder.

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is demanded. Subject to the provisions of the Companies Act, a poll may be demanded by:

•	the chairman of the meeting;

•	at least five shareholders present in person or by proxy and entitled to vote;

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•	any shareholder(s) present in person or by proxy and representing in the aggregate not less than 10% of the total voting rights of all shareholders having the right to vote on the resolution; or

•	any shareholder(s) present in person or by proxy and holding shares conferring a right to vote on the resolution on which there have been paid up sums in the aggregate equal to not less than 10% of the total sums paid up on all shares conferring that right.

Restrictions on Voting

No shareholder shall be entitled to vote at any general meeting or at any separate class meeting in respect of any share held by him unless all calls or other sums payable by him in respect of that share have been paid.

The Board of Directors may from time to time make calls upon the shareholders in respect of any money unpaid on their shares and each shareholder shall (subject to at least 14 days’ notice specifying the time or times and place of payment) pay at the time or times so specified the amount called on his shares. If a call remains unpaid after it has become due and payable, and the fourteen days’ notice provided by the Board of Directors has not been complied with, any share in respect of which such notice was given may be forfeited by a resolution of the Board of Directors.

A shareholder’s right to attend general or class meetings of the Company or to vote in respect of his shares may be suspended by the Board of Directors in accordance with our Articles of Association if he fails to comply with a proper request for the disclosure of interests regarding the shares. See “—Other United Kingdom Law Considerations—Disclosure of Interest in Shares” in this prospectus.

Dividends

We may, by ordinary resolution, declare a dividend to be paid to the share owners according to their respective rights and interests in profits, and may fix the time for payment of such dividend. No dividend may be declared in excess of the amount recommended by the directors. The Board of Directors may from time to time declare and pay to our share owners such interim dividends as appear to the directors to be justified by our profits available for distribution. There are no fixed dates on which entitlement to dividends arises on our ordinary shares.

The share owners may pass, on the recommendation of the directors, an ordinary resolution to direct that all or any part of a dividend to be paid by distributing specific assets, in particular paid up shares or debentures of any other body corporate. Our articles of association also permit, with the prior authority of an ordinary resolution of shareholders, a scrip dividend scheme under which share owners may be given the opportunity to elect to receive fully paid ordinary shares instead of cash, or a combination of shares and cash, with respect to future dividends.

By the way of the exercise of a lien, if a share owner owes us any money relating in any way to shares, the Board of Directors may deduct any of this money from any dividend on any shares held by the share owner, or from other money payable by us in respect of the shares. Money deducted in this way may be used to pay the amount owed to us.

Unclaimed dividends and other money payable in respect of a share can be invested or otherwise used by directors for our benefit until they are claimed. A dividend or other money remaining unclaimed 12 years after it first became due for payment will be forfeited and shall revert to the Company.

A shareholder’s right to receive dividends on his shares may, if they represent more than 0.25% of the issued shares of that class, be suspended by the directors if he fails to comply with a proper request for the disclosure of interests regarding the shares. See “—Other United Kingdom Law Considerations—Disclosure of Interests in Shares” in this prospectus.

Change of Control

There is no specific provision in our Articles of Association that would have the effect of delaying, deferring or preventing a change of control. We are, however, subject to the provisions of the United Kingdom City Code on Takeovers and Mergers, or the City Code, which contains detailed provisions regulating the timing and manner of any takeover offer for those of the Company’s shares which confer voting rights. See “—Other United Kingdom Law Considerations—City Code on Takeovers and Mergers” in this prospectus.

Variation of Rights

Whenever our share capital is divided into different classes of shares, all or any of the rights attached to any class may be varied or abrogated in such manner (if any) as may be provided by those rights or (in the absence of any such provision) either with the consent in writing of the holders of at least 75% of the issued shares of that class or with the authority of a special resolution passed at a separate general meeting of the holders of the shares of that class.

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Alteration of Share Capital and Repurchases

Subject to the provisions of the Companies Act, and without prejudice to any relevant special rights attached to any class of shares, we may, from time to time:

•	increase our share capital by allotting and issuing new shares in accordance with the our articles of association and any relevant shareholder resolution;

•	consolidate all or any of our share capital into shares of a larger nominal amount (i.e., par value) than the existing shares;

•	subdivide any of our shares into shares of a smaller nominal amount (i.e., par value) than our existing shares; or

•	redenominate our share capital or any class of share capital.

Preemptive Rights and New Issuance of Shares

Under the Companies Act, the issuance of equity securities (except shares held under an employees’ share scheme) that are to be paid for wholly in cash must be offered first to the existing holders of equity securities in proportion to the respective nominal amounts (i.e., par values) of their holdings on the same or more favorable terms, unless a special resolution to the contrary has been passed or the articles of association otherwise provide an exclusion from this requirement (which exclusion can be for a maximum of five years after which our shareholders’ approval would be required to renew the exclusion). In this context, “equity securities” means ordinary shares (and would exclude shares that, with respect to dividends or capital, carry a right to participate only up to a specified amount in a distribution), and any and all rights to subscribe for or convert securities into such ordinary shares. This differs from U.S. law, under which shareholders generally do not have pre-emptive rights unless specifically granted in the certificate of incorporation or otherwise.

By way of resolutions passed at our general meeting held on March 2, 2020, authorities were given to the directors to allot shares in the Company, or to grant rights to subscribe for or to convert or exchange any security into shares in the Company, up to an aggregate nominal amount representing 396% of our issued share capital for a period up to the earlier of the conclusion of our 2021 annual general meeting or 18 months from the date of passing of the resolutions at the general meeting referenced above. Pre-emptive rights under the Companies Act will not apply in respect of allotment of shares for cash made pursuant to such authority.

The Board seeks general authority to allot shares on a non-pre-emptive basis at each annual general meeting. At the 2020 annual general meeting, the Board obtained general authority to allot shares in the Company, or to grant rights to subscribe for or to convert or exchange any security into shares in the Company, up to an aggregate nominal amount representing approximately 33% of our issued share capital for a period up to the earlier of the conclusion of our 2021 annual general meeting or 15 months from the date of passing of the resolutions ( with such authority being in addition to the authority obtained in the general meeting of March 2, 2020). However, the Board did not obtain general authority to dis-apply pre-emption rights in relation to this additional authority to allot shares.

In circumstances where we allot further ordinary shares, we must apply for such new ordinary shares to be admitted to trading on AIM, which in some instances requires the publication of an admission document.

Transfer of Shares

Any certificated shareholder may transfer all or any of his shares by an instrument of transfer in the usual common form or in any other manner which is permitted by the Companies Act and approved by the Board of Directors. Any written instrument of transfer shall be signed by or on behalf of the transferor and (in the case of a partly paid share) the transferee.

All transfers of uncertificated shares shall be made in accordance with and subject to the provisions of the Uncertificated Securities Regulations 2001 and the facilities and requirements of its relevant system. The Uncertificated Securities Regulations 2001 permit shares to be issued and held in uncertificated form and transferred by means of a computer-based system.

The Board of Directors may decline to register any transfer of any share unless it is:

•	a fully paid share;

•	a share on which the Company has no lien;

•	in respect of only one class of shares;

•	in favor of a single transferee or not more than four transferees;

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•	duly stamped or duly certificated or otherwise shown the satisfaction of the Board of Directors to be exempt from any required stamp duty; or

•	delivered for registration at the Company’s registered office or such other place as the Board of Directors may decide, accompanied by the certificate for the shares to which it relates (other than uncertificated shares) and any other evidence the Board of Directors may reasonably require to provide the title to such share of the transferor.

If the Board of Directors declines to register a transfer it shall, as soon as practicable and in any event within two months after the date on which the transfer is lodged, send to the transferee notice of the refusal, together with reasons for the refusal.

CREST

To be traded on AIM, securities must be able to be transferred and settled through the CREST system. CREST is a computerized paperless share transfer and settlement system which allows securities to be transferred by electronic means, without the need for a written instrument of transfer. The Articles of Association are consistent with CREST membership and, among other things, allow for the holding and transfer of shares in uncertificated form.

Shareholder Meetings

Annual General Meetings

In accordance with the Companies Act, we are required in each year to hold an annual general meeting in addition to any other general meetings in that year and to specify the meeting as such in the notice convening it. The annual general meeting shall be convened whenever and wherever the board sees fit, subject to the requirements of the Companies Act.

Notice of General Meetings

Subject to certain conditions, holders of Depositary Shares are entitled to receive notices under the terms of the deposit agreement relating to the Depositary Shares. See “Description of American Depositary Shares—Voting Rights” in this prospectus.

Quorum of General Meetings

No business shall be transacted at any general meeting unless a quorum is present, but the absence of a quorum shall not preclude the appointment, choice or election of a chairman which shall not be treated as part of the business of the meeting. At least two shareholders present in person or by proxy and entitled to vote shall be a quorum for all purposes.

Class Meetings

The provisions in the Articles of Association relating to general meetings apply to every separate general meeting of the holders of a class of shares except that:

•	no member, other than a member of the Board of Directors, shall be entitled to notice of it or attend such meeting unless he is a holder of shares of that class;

•	the quorum for such class meeting shall be two holders in person or by proxy representing not less than one-third in nominal value of the issued shares of the class;

•	at the class meeting, a holder of shares of the class present in person or by proxy may demand a poll and shall on a poll be entitled to one vote for every shares of the class held by him; and

•	if at any adjourned meeting of such holders a quorum is not present at the meeting, one holder of shares of the class present in person or by proxy at an adjourned meeting constitutes a quorum.

Directors

Number of Directors

We may not have less than two directors on our Board of Directors. We have no maximum number of directors, though we may fix a maximum number by ordinary resolution of the shareholders. We may, by ordinary resolution of the shareholders, vary the minimum and any maximum number of directors from time to time.

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Appointment of Directors

Subject to the provisions of the Articles of Association, we may, by ordinary resolution of the shareholders, elect any person to be a director, either to fill a casual vacancy or as an addition to the existing board.

Without prejudice to the power to appoint any person to be a director by shareholder resolution, the Board of Directors has the power to appoint any person to be a director, either to fill a casual vacancy or as an addition to the existing Board of Directors. Any director appointed by the Board of Directors will hold office only until the earlier to occur of the close of the next following annual general meeting and someone being appointed in his stead at that meeting. Such a director is eligible for re-election at that meeting but shall not be taken into account in determining the directors or the number of directors who are to retire by rotation at such meeting.

Rotation of Directors

At every annual general meeting, one-third of the directors or, if their number is not a multiple of three, then the number nearest to and not exceeding one-third, shall retire from office and each director must retire from office at least once every three years. If there are fewer than three directors, one director shall make himself or herself available for re-election

The directors to retire on each occasion shall be those subject to retirement by rotation who have been longest in office since their last election, but as between persons who became or were re-elected directors on the same day those to retire shall (unless they otherwise agree amongst themselves) be determined by lot.

A director who retires at the annual general meeting shall be eligible for re-election.

The shareholders may, at the meeting at which a director retires, fill the vacated office by electing a person and in default the retiring director shall, if willing to continue to act, be deemed to have been re-elected, unless at such meeting it is expressly resolved not to fill such vacated office or unless a resolution for the re-election of such director shall have been put to the meeting and lost or such director has given notice in writing to us that he is unwilling to be re-elected or such director has attained the retirement age applicable to him as director pursuant to the Companies Act.

Director’s Interests

The Board of Directors may authorize, to the fullest extent permitted by law, any matter proposed to them which would otherwise result in a director infringing his duty to avoid a situation in which he has, or can have, a direct or indirect interest that conflicts, or possibly may conflict, with our interests and which may reasonably be regarded as likely to give rise to a conflict of interest. A director shall not, save as otherwise agreed by him, be accountable to us for any benefit which he (or a person connected with him) derives from any matter authorized by the directors and any contract, transaction or arrangement relating thereto shall not be liable to be avoided on the grounds of any such benefit.

Subject to the requirements under Sections 175, 177 and 182 of the Companies Act (which require a director to avoid a situation in which he has, or can have, a direct or indirect interest that conflicts, or possibly conflicts, with our interests, and to declare any interest that he has, whether directly or indirectly, in a proposed or existing transaction or arrangement with us), and provided that he has disclosed to the Board of Directors the nature and extent of any interest of his in accordance with the Companies Act and the Articles of Association, a director notwithstanding his office:

•	may be a party to, or otherwise interested in, any transaction or arrangement with us or in which we are otherwise interested;

•	may be a director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any body corporate promoted by us or in which we are otherwise interested; and

•	shall not, by reason of his office, be accountable to us for any benefit which he derives from any such office or employment or from any such transaction or arrangement or from any interest in any such body corporate and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit.

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In the case of interests arising where a director is in any way, directly or indirectly, interested in (a) a proposed transaction or arrangement with us or (b) a transaction or arrangement that has been entered into by us and save as otherwise provided by the Articles of Association, such director shall not vote at a meeting of the Board of Directors or of a committee of the Board of Directors on any resolution concerning such matter in which he has a material interest (otherwise than by virtue of his interest in shares, debentures or other securities of, or otherwise in or through, us) unless his interest or duty arises only because the case falls within one or more of the following paragraphs:

•	the resolution relates to the giving to him or a person connected with him of a guarantee, security or indemnity in respect of money lent to, or an obligation incurred by him or such a person at the request of or for the benefit of, us or any of our subsidiaries;

•	the resolution relates to the giving of a guarantee, security or indemnity in respect of a debt or obligation of ours or any of our subsidiaries for which the director or a person connected with him has assumed responsibility in whole or part under a guarantee or indemnity or by the giving of security;

•	the resolution relates in any way to any other company in which he is interested, directly or indirectly and whether as an officer or shareholder or otherwise howsoever, provided that he and any persons connected with him do not to his knowledge hold an interest in shares representing one per cent or more of any class of the equity share capital of such company or of the voting rights available to shareholder of such company;

•	the resolution relates in any way to an arrangement for the benefit of our employees or any employees of our subsidiaries which does not award him as such any privilege or benefit not generally awarded to the employees to whom such arrangement relates;

•	the resolution relates in any way to the purchase or maintenance for the directors of insurance; or

•	the resolution is in respect of any matter in which the interest of the director cannot reasonably be regarded as conflicting.

A director shall not be counted in the quorum present at a meeting in relation to a resolution on which he is not entitled to vote.

If a question arises at a meeting of the Board of Directors or of a committee of the Board of Directors as to the right of a director to vote or be counted in the quorum, and such question is not resolved by his voluntarily agreeing to abstain from voting or not to be counted in the quorum, the question may, before the conclusion of the meeting, be referred to the chairman of the meeting and his ruling in relation to any director other than himself shall be final and conclusive except in a case where the nature or extent of the interest of the director concerned has not been fairly disclosed.

An interest of a person connected with a director shall be treated as an interest of the director and Section 252 of the Companies Act shall determine whether a person is connected with a director.

Directors’ Fees and Remuneration

Each of the directors shall be paid a fee at such rate as may from time to time be determined by the Board of Directors (or for the avoidance of doubt any duly authorized committee of the Board of Directors) provided that the aggregate of all such fees so paid to directors shall not exceed £300,000 per annum, or such higher amount as may from time to time be determined by ordinary resolution of shareholders.

Each director may be paid his reasonable traveling, hotel and other expenses of attending and returning from meetings of the Board of Directors or committees thereof of or general meetings or separate meetings of the holders class of shares or of debentures and shall be paid all expenses properly and reasonably incurred by him in the conduct of the Company’s business or in the discharge of his duties as a director. Any director who, by request, goes or resides abroad for any purposes required by us or who performs services which in the opinion of the Board of Directors go beyond the ordinary duties of a director may be paid such extra remuneration as the Board of Directors may determine.

An executive director shall receive such remuneration as the Board of Directors may determine, and either in addition to or in lieu of his remuneration as a director as detailed above.

Age Limitations and Share Ownership

We do not have any age limitations for our directors, nor do we have mandatory retirement as a result of reaching a certain age. Our directors are not required to hold any shares in the Company.

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Borrowing Power

Our directors may exercise all the powers of the Company to borrow or raise money and mortgage or charge all or any part of our undertaking, property and assets (present and future), and uncalled capital. Subject to the Companies Act, the directors may also create and issue debentures, other loan stock and other securities, whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party. Our directors are required to restrict the borrowings of the Company to ensure that the aggregate principal amount of borrowings at any one time outstanding and all of its subsidiary undertakings (other than intra-Group borrowing) shall not at any time, without the previous sanction of an ordinary resolution of the Company, exceed two times the gross asset value of the Company and our subsidiaries.

Liability of Midatech and its Directors and Officers

Subject to the provisions on indemnities set out in Companies Act, every director, alternate director or former director (and of any associated company) shall be entitled to be indemnified out of our assets against all costs and liabilities incurred by him or her in relation to any proceedings or any regulatory investigation or action which relate to anything done or omitted or alleged to have been done or omitted by him or her as a director so long as the indemnities do not cover liability for breach of duty to the Company or cover any fine, costs or related expense in connection with any proceedings for default on the part of the director. Lawful indemnities extend to the provision of funds to him or her by the Company to meet expenditure incurred or to be incurred by him in defending himself in any proceedings (whether civil or criminal) or in connection with an application for statutory relief or in an investigation by a regulatory authority which must however be repaid where such proceedings, application, investigation or action are in connection with any alleged negligence, default, breach of duty or breach of trust by him or her in relation to the Company (or any associated company of ours) and he or she is convicted or found in default thereof. Under English law, any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

Under a deed poll declared by us on August 5, 2015, or a Deed of Indemnity, our Board of Directors and our Company Secretary are indemnified against costs and liabilities incurred in connection with their office, other than any liability owed by such person to the Company itself (or any of our associated entities) and other than indemnification for liabilities in certain circumstances, which are prohibited by virtue of the Companies Act. The Deed of Indemnity provides that a director may also be lent sums to finance any relevant defense costs, provided that, in the event such proceedings involve criminal or civil matters in which the person is convicted or has a judgment made against him or her, then such loan must be repaid. Our total aggregate liability of Midatech under the Deed of Indemnity is £5 million.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to a charter provision, by-law, contract, arrangements, statute or otherwise, we acknowledge that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Other United Kingdom Law Considerations

Notification of Voting Rights

A shareholder in a public company incorporated in the United Kingdom whose shares are admitted to trading on AIM is required pursuant to Rule 5 of the Disclosure Guidance and Transparency Rules of the United Kingdom Financial Conduct Authority to notify us of the percentage of his voting rights if the percentage of voting rights which he holds as a shareholder or through his direct or indirect holding of financial instruments (or a combination of such holdings) reaches, exceeds or falls below 3%, 4%, 5%, and each 1% threshold thereafter up to 100% as a result of an acquisition or disposal of shares.

Mandatory Purchases and Acquisitions

Pursuant to Sections 979 to 991 of the Companies Act, where a takeover offer has been made for us and the offeror has acquired or unconditionally contracted to acquire not less than 90% in value of the shares to which the offer relates and not less than 90% of the voting rights carried by those shares, the offeror may give notice to the holder of any shares to which the offer relates which the offeror has not acquired or unconditionally contracted to acquire that he wishes to acquire, and is entitled to so acquire, those shares on the same terms as the general offer. The offeror would do so by sending a notice to the outstanding minority shareholders telling them that it will compulsorily acquire their shares. Such notice must be sent within three months of the last day on which the offer can be accepted in the prescribed manner. The squeeze-out of the minority shareholders can be completed at the end of six weeks from the date the notice has been given, following which the offeror can execute a transfer of the outstanding shares in its favor and pay the consideration to us, and we would hold the consideration on trust for the outstanding minority shareholders. The consideration offered to the outstanding minority shareholders whose shares are compulsorily acquired under the Companies Act must, in general, be the same as the consideration that was available under the takeover offer.

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Sell Out

The Companies Act also gives our minority shareholders a right to be bought out in certain circumstances by an offeror who has made a takeover offer for all of our shares. The holder of shares to which the offer relates, and who has not otherwise accepted the offer, may require the offeror to acquire his shares if, prior to the expiry of the acceptance period for such offer, (i) the offeror has acquired or agreed to acquire not less than 90% in value of the voting shares, and (ii) not less than 90% of the voting rights carried by those shares. The offeror may impose a time limit on the rights of minority shareholders to be bought out that is not less than three months after the end of the acceptance period. If a shareholder exercises his rights to be bought out, the offeror is required to acquire those shares on the terms of this offer or on such other terms as may be agreed.

Disclosure of Interest in Shares

Pursuant to Part 22 of the Companies Act, we are empowered by notice in writing to any person whom we know or have reasonable cause to believe to be interested in our shares, or at any time during the three years immediately preceding the date on which the notice is issued has been so interested, requiring such person within a reasonable time to disclose to us particulars of that person’s interest and (so far as is within his knowledge) particulars of any other interest that subsists or subsisted in those shares. The Articles of Association specify that a response is required from such person within 14 days after service of any such notice.

Under the Articles of Association, if a person defaults in supplying us with the required particulars in relation to the shares in question, or Default Shares, the directors may by notice direct that:

•	in respect of the Default Shares, the relevant member shall not be entitled to attend or vote (either in person or by proxy) at any general meeting or of a general meeting of the holders of a class of shares or upon any poll or to exercise any right conferred by the Default Shares; and/or

•	where the Default Shares represent at least 0.25% of their class, (a) any dividend (or any part of a dividend) payable in respect of the Default Shares shall be retained by us without liability to pay interest, (b) the shareholder may not be entitled to elect to receive shares instead of a dividend, and (c) no transfers by the relevant member of any Default Shares may be registered (unless the member himself is not in default and the transfer does not relate to Default Shares, the transfer is exempt or that the transfer is permitted under the U.K. Uncertificated Securities Regulations 2001).

Purchase of Own Shares

Under English law, a limited company may only purchase or redeem its own shares out of the distributable profits of the company or the proceeds of a fresh issue of shares made for the purpose of financing the purchase, provided that they are not restricted from doing so by their articles. A limited company may not purchase or redeem its own shares if, as a result of the purchase, there would no longer be any issued shares of the company other than redeemable shares or shares held as treasury shares. Shares must be fully paid in order to be repurchased.

Subject to the above, we may purchase our own shares in the manner prescribed below. We may make a market purchase of our own fully paid shares pursuant to an ordinary resolution of shareholders. The resolution authorizing the purchase must:

•	specify the maximum number of shares authorized to be acquired;

•	determine the maximum and minimum prices that may be paid for the shares; and

•	specify a date, not being later than five years after the passing of the resolution, on which the authority to purchase is to expire.

We may purchase our own fully paid shares otherwise than on a recognized investment exchange pursuant to a purchase contract authorized by resolution of shareholders before the purchase takes place. Any authority will not be effective if any shareholder from whom we propose to purchase shares votes on the resolution and the resolution would not have been passed if he had not done so. The resolution authorizing the purchase must specify a date, not being later than five years after the passing of the resolution, on which the authority to purchase is to expire.

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The Board also seeks at each annual general meeting general authority to purchase our own shares, subject to a maximum aggregate number of shares. However, at the 2020 annual general meeting, the resolution seeking this authority did not pass and as such we do not have any authority to purchase our own shares (with the authority obtained in the 2019 annual general meeting having expired at the conclusion of the 2020 annual general meeting).

Distributions and Dividends

Under the Companies Act, before a company can lawfully make a distribution or dividend, it must ensure that it has sufficient distributable reserves (on a non-consolidated basis). The basic rule is that a company’s profits available for the purpose of making a distribution are its accumulated, realized profits, so far as not previously utilized by distribution or capitalization, less its accumulated, realized losses, so far as not previously written off in a reduction or reorganization of capital duly made. The requirement to have sufficient distributable reserves before a distribution or dividend can be paid applies to us and to each of our subsidiaries that has been incorporated under English law.

It is not sufficient that we, as a public company, have made a distributable profit for the purpose of making a distribution. An additional capital maintenance requirement is imposed on us to ensure that the net worth of the company is at least equal to the amount of its capital. A public company can only make a distribution:

•	if, at the time that the distribution is made, the amount of its net assets (that is, the total excess of assets over liabilities) is not less than the total of its called up share capital and undistributable reserves; and

•	if, and to the extent that, the distribution itself, at the time that it is made, does not reduce the amount of the net assets to less than that total.

City Code on Takeovers and Mergers

As a United Kingdom incorporated public company with our registered office in the United Kingdom which is admitted to AIM, we are subject to the City Code, which is issued and administered by the United Kingdom Panel on Takeovers and Mergers, or the Panel. The City Code provides a framework within which takeovers of companies subject to it are conducted. In particular, the City Code contains certain rules in respect of mandatory offers. Under Rule 9 of the City Code, if a person:

•	acquires an interest in our shares which, when taken together with shares in which he or persons acting in concert with him are interested, carries 30% or more of the voting rights of our shares; or

•	who, together with persons acting in concert with him, is interested in shares that in the aggregate carry not less than 30% and not more than 50% of the voting rights in us, acquires additional interests in shares that increase the percentage of shares carrying voting rights in which that person is interested, the acquirer, and depending on the circumstances, its concert parties would be required (except with the consent of the Panel) to make a cash offer for our outstanding shares at a price not less than the highest price paid for any interests in the shares by the acquirer or its concert parties during the previous 12 months.

Exchange Controls

There are no governmental laws, decrees, regulations or other legislation in the United Kingdom that may affect the import or export of capital, including the availability of cash and cash equivalents for use by us, or that may affect the remittance of dividends, interest, or other payments by us to non-resident holders of our Ordinary Shares or Depositary Shares, other than withholding tax requirements. There is no limitation imposed by English law or in the Articles of Association on the right of non-residents to hold or vote shares.

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DESCRIPTION OF AMERICAN DEPOSITARY SHARES

General

Our Depositary Shares are listed on the NASDAQ Capital Market under the symbol “MTP.” Deutsche Bank Trust Company Americas is the depositary for the Depositary Shares. Each Depositary Share represents ownership of five Ordinary Shares deposited with the London Branch of Deutsche Bank AG, as custodian for the depositary. Each Depositary Share also represents ownership of any other securities, cash or other property which may be held by the depositary. The depositary’s principal office at which the Depositary Shares will be administered is located at 60 Wall Street, New York, New York 10005, United States of America. The principal executive office of the depositary is located at 60 Wall Street, New York, New York 10005, United States of America.

The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, or DTC, pursuant to which the depositary may register the ownership of uncertificated Depositary Shares, which ownership shall be evidenced by periodic statements issued by the depositary to the Depositary Share holders entitled thereto.

We will not treat Depositary Share holders as our stockholders and accordingly, Depositary Shares holders will not have stockholder rights. English law governs shareholder rights. The depositary will be the holder of the Ordinary Shares underlying the Depositary Shares. Holders of Depositary Shares will have the rights of Depositary Share holders. A Deposit Agreement sets out Depositary Share holder rights as well as the rights and obligations of the depositary. The laws of the State of New York govern the Deposit Agreement and the Depositary Shares.

The following is a summary of the material provisions of the Deposit Agreement. For more complete information, you should read the entire Deposit Agreement and the form of American Depositary Receipt, or ADR, which are filed as exhibits to this prospectus. See “Where You Can Find More Information” beginning on page 40 of this prospectus.

Holding the Depositary Shares

How will you hold your Depositary Shares?

You may hold Depositary Shares either (i) directly (a) by having an ADR, which is a certificate evidencing a specific number of Depositary Shares, registered in your name, or (b) by holding Depositary Shares in DRS, or (ii) indirectly through your broker or other financial institution. If you hold Depositary Shares directly, you are a Depositary Share holder. This description assumes you hold your Depositary Shares directly. Depositary Shares will be issued through DRS unless you specifically request certificated ADRs. If you hold the Depositary Shares indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of Depositary Share holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Dividends and Other Distributions

How will you receive dividends and other distributions on the Ordinary Shares?

The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on Ordinary Shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your Depositary Shares represent as of the record date (which will be as close as practicable to the record date for Ordinary Shares) set by the depositary with respect to the Depositary Shares.

Cash. The depositary will convert any cash dividend or other cash distribution we pay on the Ordinary Shares or any net proceeds from the sale of any Ordinary Shares, rights, securities or other entitlements into U.S. dollars if it can do so on a practicable basis, and can transfer the U.S. dollars to the United States. If that is not practical or lawful or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary either to distribute the foreign currency to the Depositary Share holders, or to hold the foreign currency for the account of the Depositary Share holders, in which case it will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any taxes or other governmental charges, together with fees and expenses of the depositary, that must be paid, will be deducted. It will distribute only whole U.S. dollars and cents and will round fractional cents down to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

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Shares. The depositary may distribute additional Depositary Shares representing any Ordinary Shares it distributes as a dividend or free distribution to the extent reasonably practicable and permissible under law. The depositary will only distribute whole Depositary Shares. It will sell Ordinary Shares which would require it to deliver a fractional Depositary Share and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional Depositary Shares, the outstanding Depositary Shares will, to the extent permissible by law, also represent the new Ordinary Shares. The depositary may also sell all or a portion of the Ordinary Shares that is has not distributed, and distribute the net proceeds in the same way as it does with cash. Additionally, the depositary may sell a portion of the distributed Ordinary Shares sufficient to pay its fees and expenses, and any taxes and governmental charges, in connection with that distribution.

Elective Distributions in Cash or Shares. If we offer holders of our Ordinary Shares the option to receive dividends in either cash or Ordinary Shares, the depositary, after consultation with us and having received timely notice as described in the deposit agreement of such elective distribution by us, has discretion to determine to what extent such elective distribution will be made available to you as a holder of the Depositary Shares. We must first instruct the depositary to make such elective distribution available to you and furnish it with satisfactory evidence that it is legal to do so. The depositary could decide it is not legal or reasonably practical to make such elective distribution available to you. In such case, the depositary shall, on the basis of the same determination as is made in respect of the ordinary shares for which no election is made, distribute either cash in the same way as it does in a cash distribution, or additional Depositary Shares representing Ordinary Shares in the same way as it does in a share distribution. The depositary is not obligated to make available to you a method to receive the elective dividend in Ordinary Shares rather than in Depositary Shares. There can be no assurance that you will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of Ordinary Shares.

Rights to Purchase Additional Shares. If we offer holders of our Ordinary Shares any rights to subscribe for additional Ordinary Shares or any other rights, the depositary may after consultation with us and having received timely notice as described in the deposit agreement of such distribution by us, make these rights available to you. We must first instruct the depositary to make such rights available to you and furnish the depositary with satisfactory evidence that it is legal to do so. If the depositary decides it is not legal and reasonably practicable to make the rights available, or if rights have been made available but have not been exercised and appear to be about to lapse, the depositary may, if it determines it is lawful and reasonably practicable to do so, endeavor to sell the rights and distribute the net proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to you, it will establish procedures to distribute such rights and enable you to exercise the rights upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The depositary shall not be obliged to make available to you a method to exercise such rights to subscribe for Ordinary Shares (rather than Depositary Shares).

The depositary may sell a portion of the distributed rights sufficient to pay its fees and expenses, and any taxes and governmental charges, in connection with that distribution.

There can be no assurance that you will be given the opportunity to exercise rights on the same terms and conditions as the holders of Ordinary Shares, or be able to exercise such rights.

U.S. securities laws may restrict transfers and cancellation of the Depositary Shares represented by shares purchased upon exercise of rights. For example, you may not be able to trade these Depositary Shares freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the Depositary Shares described in this section, except for changes needed to put the necessary restrictions in place.

Other Distributions. Subject to receipt of timely notice, as described in the Deposit Agreement, from us with the request to make any such distribution available to you, and provided the depositary has determined such distribution is lawful and reasonably practicable and in accordance with the terms of the deposit agreement, the depositary will send to you anything else we distribute on deposited securities by any means it thinks is practicable, upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. If the depositary cannot make a distribution in this way, it may endeavor to sell what we distributed and distribute the net proceeds in the same way as it does with cash. If the depositary is unable to sell what we distributed, it may dispose of such property in any way it deems reasonably practicable under the circumstances for nominal or no consideration. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses and any taxes and governmental charges in connection with that distribution.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any Depositary Share holders. We have no obligation to register Depositary Shares, ordinary shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of Depositary Shares, ordinary shares, rights or anything else to Depositary Share holders. This means that you may not receive the distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us or the depositary to make them available to you.

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Deposit, Withdrawal and Cancellation

How are Depositary Shares issued?

The depositary will deliver Depositary Shares if you or your broker deposit Ordinary Shares or evidence of rights to receive Ordinary Shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of Depositary Shares in the names you request and will deliver the Depositary Shares to or upon the order of the person or persons entitled thereto.

 How do Depositary Share holders cancel an American Depositary Share?

You may turn in your Depositary Shares at the depositary’s principal office or by providing appropriate instructions to your broker. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the Ordinary Shares and any other deposited securities underlying the Depositary Shares to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its principal office, to the extent permitted by law.

How do Depositary Share holders interchange between Certificated Depositary Shares and Uncertificated Depositary Shares?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated Depositary Shares. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated Depositary Shares. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated Depositary Shares requesting the exchange of uncertificated Depositary Shares for certificated Depositary Shares, the depositary will execute and deliver to you an ADR evidencing those Depositary Shares.

Voting Rights

How do you vote?

You may instruct the depositary to vote the Ordinary Shares or other deposited securities underlying your Depositary Shares. Otherwise, you could exercise your right to vote directly if you withdraw the Ordinary Shares. However, you may not know about the meeting sufficiently enough in advance to withdraw the Ordinary Shares.

If we ask for your instructions and upon timely notice from us as described in the deposit agreement, the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you by regular, ordinary mail delivery, or by electronic transmission. The materials will (i) describe the matters to be voted on and (ii) explain how you may instruct the depositary to vote the Ordinary Shares or other deposited securities underlying your Depositary Shares as you direct. For your voting instructions to be valid, the depositary must receive them in writing on or before the date specified. The depositary will try, as far as practical, subject to applicable law and the provisions of the deposit agreement, the deposited securities and our articles of association, to vote or to have its agents vote the ordinary shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the Ordinary Shares underlying your Depositary Shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner in which any vote is cast. This means that you may not be able to exercise your right to vote and you may have no recourse if the Ordinary Shares underlying your Depositary Shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we will give the depositary notice of any such meeting and details concerning the matters to be voted at least 30 days in advance of the meeting date.

Fees and Expenses

As a Depositary Share holder, you will be required to pay the following service fees to the depositary bank and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your Depositary Shares):

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Service	Fees

• to any person to whom Depositary Shares are issued or to any person to whom a distribution is made in respect of Depositary Share distributions pursuant to stock dividends or other free distributions of stock, bonus distributions, stock splits or other distributions (except where converted to cash)	Up to US$0.05 per Depositary Share issued

• to any person surrendering Depositary Shares for withdrawal of deposited securities or whose Depositary Shares are cancelled or reduced for any other reason including, inter alia, cash distributions made pursuant to a cancellation or withdrawal	Up to US$0.05 per Depositary Share cancelled

• Distribution of cash dividends	Up to US$0.05 per Depositary Share held

• Distribution of cash entitlements (other than cash dividends) and/or cash proceeds, including proceeds from the sale of rights, securities and other entitlements	Up to US$0.05 per Depositary Share held

• Distribution of Depositary Shares pursuant to exercise of rights.	Up to US$0.05 per Depositary Share held

• Depositary services	Up to US$0.05 annually per Depositary Share held on the applicable record date(s) established by the depositary bank

In addition, Depositary Share holders, beneficial owners of Depositary Shares, persons depositing Ordinary Shares for deposit and persons surrendering Depositary Shares for cancellation and withdrawal of deposited securities will be required to pay the following charges:

•	taxes (including applicable interest and penalties) and other governmental charges;

•	such registration fees as may from time to time be in effect for the registration of Ordinary Shares or other deposited securities with our share registrar and applicable to transfers of Ordinary Shares or other deposited securities to or from the name of the custodian, the depositary or any nominees upon the making of deposits and withdrawals, respectively;

•	such cable, telex, facsimile and electronic transmission and delivery expenses as are expressly provided in the deposit agreement to be at the expense of the person depositing or withdrawing Ordinary Shares or Depositary Share holders and beneficial owners of Depositary Shares;

•	the expenses, fees and other charges incurred by the depositary in the conversion of foreign currency, including, without limitation, the expenses, fees and other charges imposed by any affiliate of the depositary (which may, in its sole discretion, act in a principal capacity in such transaction) that may be utilized in connection therewith;

•	such fees and expenses as are incurred by the depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to ordinary shares, deposited securities, Depositary Shares and ADRs;

•	the fees and expenses incurred by the depositary in connection with the delivery of deposited securities, including any fees of a central depository for securities in the local market, where applicable; and

•	any fees, charges, costs or expenses that may be incurred from time to time by the depositary and/or any of the depositary’s agents, including the custodian, and/or agents of the depositary’s agents in connection with the servicing of ordinary shares, deposited securities and/or Depositary Shares, the sale of securities (including, without limitation, deposited securities), the delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable law, rule or regulation (such fees, charges, costs or expenses to be assessed against Depositary Share holders of record as at the date or dates set by the depositary as it sees fit and collected at the sole discretion of the depositary by billing such Depositary Share holders for such fee or by deducting such fee from one or more cash dividends or other cash distributions).

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The depositary fees payable upon the issuance and cancellation of Depositary Shares are typically paid to the depositary bank by the brokers (on behalf of their clients) receiving the newly issued Depositary Shares from the depositary bank and by the brokers (on behalf of their clients) delivering the Depositary Shares to the depositary bank for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to Depositary Share holders and the depositary services fee are charged by the depositary bank to the holders of record of Depositary Shares as of the applicable Depositary Share record date.

The depositary fees payable for cash distributions are generally deducted from the cash being distributed or by selling a portion of distributable property to pay the fees. In the case of distributions other than cash (i.e., share dividends, rights), the depositary bank charges the applicable fee to the Depositary Share record date holders concurrent with the distribution. In the case of Depositary Shares registered in the name of the investor (whether certificated or uncertificated in direct registration), the depositary bank sends invoices to the applicable record date Depositary Share holders. In the case of Depositary Shares held in brokerage and custodian accounts (via DTC), the depositary bank generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the Depositary Shares held in DTC) from the brokers and custodians holding Depositary Shares in their DTC accounts. The brokers and custodians who hold their clients’ Depositary Shares in DTC accounts in turn charge their clients’ accounts the amount of the fees paid to the depositary banks.

In the event of refusal to pay the depositary fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the Depositary Share holder.

The depositary has agreed to reimburse us for a portion of certain expenses it incurs that are related to establishment and maintenance of the ADR program, including investor relations expenses. There are limits on the amount of expenses for which the depositary will reimburse us, but the amount of reimbursement available to us is not related to the amounts of fees the depositary collects from investors. Further, the depositary has agreed to reimburse us certain fees payable to the depositary by holders of Depositary Shares. Neither we nor the depositary can determine the exact amount to be made available to us because (i) the number of Depositary Shares that will be issued and outstanding, (ii) the level of service fees to be charged to holders of Depositary Shares and (iii) its reimbursable expenses related to the program are not known at this time.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable, or which become payable, on your Depositary Shares or on the deposited securities represented by any of your Depositary Shares. The depositary may refuse to register or transfer your Depositary Shares or allow you to withdraw the deposited securities represented by your Depositary Shares until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your Depositary Shares to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of Depositary Shares to reflect the sale and pay to you any net proceeds, or send to you any property, remaining after it has paid the taxes. You agree to indemnify us, the depositary, the custodian and each of their respective agents, directors, employees and affiliates for, and hold each of them harmless from, any claims with respect to taxes and additions to tax (including applicable interest and penalties thereon) arising from any refund of taxes, reduced rate of withholding at source or other tax benefit obtained for or by you. Your obligations under this paragraph shall survive any transfer of ADRs, any surrender of ADRs and withdrawal of deposited securities or the termination of the deposit agreement.

Reclassifications, Recapitalizations and Mergers, etc.

Upon any change in our par value, split-up, subdivision cancellation, consolidation or any other reclassification of our Ordinary Shares, or upon any recapitalization, reorganization, merger, amalgamation or consolidation or sale of assets affecting us or to which we otherwise are a party, any securities which shall be received by the depositary or a custodian in exchange for, or in conversion of or replacement or otherwise in respect of, our ordinary shares shall, to the extent permitted by law, be treated as new deposited securities under the deposit agreement, and the ADRs shall, subject to the provisions of the deposit agreement and applicable law, evidence Depositary Shares representing the right to receive such additional securities. Alternatively, the depositary may, with our approval, and shall, if we request, subject to the terms of the deposit agreement and receipt of an opinion of our counsel satisfactory to the depositary that such distributions are not in violation of any applicable laws or regulations, execute and deliver additional ADRs as in the case of a stock dividend on our ordinary shares, or call for the surrender of outstanding ADRs to be exchanged for new ADRs, in either case, as well as in the event of newly deposited ordinary shares, with necessary modifications to the form of ADR specifically describing such new deposited securities and/or corporate change. Notwithstanding the foregoing, in the event that any security so received may not be lawfully distributed to some or all Depositary Share holders, the depositary may, with our approval, and shall if we request, subject to receipt of an opinion from our counsel satisfactory to the depositary that such distributions are not in violation of any applicable laws or regulations, sell such securities at public or private sale, at such place or places and upon such terms as it may deem proper and may allocate the net proceeds of such sales (net of fees and charges of, and expenses incurred by, the depositary and taxes and governmental charges) for the account of the Depositary Share holders otherwise entitled to such securities upon an averaged or other practicable basis without regard to any distinctions among such Depositary Share holders and distribute the net proceeds so allocated to the extent practicable as in the case of a distribution received in cash pursuant to the deposit agreement. In accordance with the provisions of the deposit agreement, the depositary is not responsible for (i) any failure to determine that it may be lawful or feasible to make such securities available to Depositary Share holders in general or any Depositary Share holder in particular, (ii) any foreign exchange exposure or loss incurred in connection with such sale, or (iii) any liability to the purchaser of such securities.

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Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the form of ADR without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, including expenses incurred in connection with foreign exchange control regulations and other charges specifically payable by Depositary Share holders under the deposit agreement, or materially prejudices a substantial existing right of Depositary Share holders, it will not become effective for outstanding Depositary Shares until 30 days after the depositary notifies Depositary Share holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your Depositary Shares, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended. If any new laws are adopted which would require the deposit agreement to be amended in order to comply therewith, we and the depositary may amend the deposit agreement in accordance with such laws and such amendment may become effective before notice thereof is given to Depositary Share holders.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement if we ask it to do so, in which case the depositary will give notice to you at least 90 days prior to termination. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign, or if we have removed the depositary, and in either case we have not appointed a new depositary within 90 days. In either such case, the depositary must notify you at least 30 days before termination.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property and deliver ordinary shares and other deposited securities upon cancellation of Depositary Shares after payment of any fees, charges, taxes or other governmental charges. Six months or more after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, for the pro rata benefit of the Depositary Share holders that have not surrendered their Depositary Shares. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination, our only obligations under the deposit agreement will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Books of Depositary

The depositary will maintain Depositary Share holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of our business or matters relating to the Depositary Shares or the deposit agreement.

The depositary will maintain facilities in New York to record and process the issuance, cancellation, combination, split-up and transfer of ADRs.

These facilities may be closed from time to time, to the extent not prohibited by law or if any such action is deemed necessary or advisable by the depositary, in good faith, at any time or from time to time because of any requirement of law, any government or governmental body or commission or any securities exchange on which the ADRs or Depositary Shares are listed, or under any provision of the deposit agreement or provisions of, or governing, the deposited securities, or any meeting of our shareholders or for any other reason.

Limitations on Obligations and Liability

Limits on Our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of Depositary Shares

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary and its directors, officers, affiliates, employees and agents.

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We and the depositary, and each of our and their respective directors, officers, affiliates, employees and agents:

•	are only obligated to take the actions specifically set forth in the deposit agreement without gross negligence or willful misconduct;

•	are not liable to Depositary Share holders, beneficial owners or any third parties if prevented or forbidden from, or subjected to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement or the ADRs, by reason of any provision of any present or future law or regulation of the United States or any state thereof, the United Kingdom or any other country, or of any other governmental authority or regulatory authority or stock exchange, or on account of the possible criminal or civil penalties or restraints or by reason of any provision, present or future of our constituent documents or any provision of or governing any deposited securities, or by reason of any act of God or war or other circumstances beyond their control, (including, without limitation, nationalization, expropriation, currency restrictions, work stoppage, strikes, civil unrest, revolutions, rebellions, explosions and computer failure beyond such party’s control);

•	are not liable to Depositary Share holders, beneficial owners or any third parties by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our constituent documents or provisions of or governing deposited securities;

•	are not liable to Depositary Share holders, beneficial owners or any third parties for the inability of any holder of Depositary Shares to benefit from any distribution, offering, right or other benefit made available to holders of deposited securities that is not made available to holders of Depositary Shares under the terms of the deposit agreement;

•	have no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities, the ADRs, or the deposit agreement, which in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expenses (including fees and disbursements of counsel) and liabilities be furnished as often as may be required (and no custodian shall be under any obligation whatsoever with respect to such proceedings, the responsibility of the custodian being solely to the depositary);

•	may rely and shall be protected in acting upon any written notice, request, opinion or other document believed by it to be genuine and to have been signed or presented by the proper party or parties;

•	disclaim any liability for any action/inaction in reliance on the advice or information of legal counsel, accountants, any person presenting ordinary shares for deposit, holders and beneficial owners (or authorized representatives) of Depositary Shares, or any other person believed in good faith to be competent to give such advice or information; and

•	disclaim any liability to Depositary Share holders, beneficial owners or any third parties for any indirect, special, punitive or consequential damages for any breach of the terms of the deposit agreement or otherwise.

Neither the depositary nor the custodian shall be liable under the deposit agreement or otherwise for the failure by any Depositary Share holder or beneficial owner to obtain the benefits of credits on the basis of non-U.S. tax paid against such Depositary Share holder’s or beneficial owner’s income tax liability. The depositary and any of its agents also disclaim any liability for any failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote or failure to determine that any distribution or action may be lawful or reasonably practicable or for allowing any rights to lapse in accordance with the provisions of the deposit agreement, the failure or timeliness of any notice from us, the content of any information submitted to it by us for distribution to you or for any inaccuracy of any translation thereof, any investment risk associated with the acquisition of an interest in the deposited securities, the validity or worth of the deposited securities, the credit-worthiness of any third party, or for any tax consequences that may result from ownership of Depositary Shares, Ordinary Shares or deposited securities. The depositary and its agents shall not be liable for any acts or omissions made by a successor depositary.

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In connection with the sale of securities, including, without limitation, deposited securities, the deposit agreement provides that the depositary shall not have any liability for the price received in connection with any such sale, the timing thereof or any delay in action or omission to act nor shall it be responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale.

The depositary will have the right, in its sole discretion, to refer any claim or dispute arising directly or indirectly from the relationship created by the deposit agreement to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration proceeding shall be conducted by three arbitrators, one nominated by the Depositary, one nominated by the Company, and one nominated by the two party-appointed arbitrators. Any judgment, rendered by the arbitrators may be enforced in any court having jurisdiction thereof. The arbitration shall occur in New York, New York, and the procedural law of such arbitration shall be New York law. The arbitration provisions of the deposit agreement do not preclude you from pursuing claims under the Securities Act or the Exchange Act in federal courts. In addition, the deposit agreement provides that each party to the deposit agreement (including each holder, beneficial owner and holder of interests in the ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any lawsuit or proceeding against the depositary or us related to our Ordinary Shares, the Depositary Shares or the deposit agreement.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will issue, deliver or register a transfer of a Depositary Share, split-up, subdivide or combine Depositary Shares, make a distribution on a Depositary Share, or permit withdrawal of ordinary shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any Ordinary Shares or other deposited securities and payment of the applicable fees, expenses and charges of the depositary;

•	satisfactory proof of the identity and genuineness of any signature or any other matters contemplated in the deposit agreement; and

•	compliance with applicable laws and governmental regulations, and such reasonable regulations and procedures as the depositary may establish, from time to time, consistent with the deposit agreement and applicable law, including presentation of transfer documents.

The depositary may refuse to issue and deliver Depositary Shares or register transfers of Depositary Shares generally when the register of the depositary or our transfer books are closed or at any time if the depositary determines that it is necessary or advisable to do so.

Your Right to Receive the Shares Underlying Your Depositary Shares

You have the right to cancel your Depositary Shares and withdraw the underlying Ordinary Shares at any time except:

•	when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed its transfer books; (ii) the transfer of Ordinary Shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our Ordinary Shares;

•	when you owe money to pay fees, taxes and similar charges;

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to Depositary Shares or to the withdrawal of Ordinary Shares or other deposited securities;

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•	other circumstances specifically contemplated by Section I.A.(l) of the General Instructions to Form F-6 (as such General Instructions may be amended from time to time); or

•	for any other reason if the depositary determines, in good faith, that it is necessary or advisable to prohibit withdrawals.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of Depositary Shares

The deposit agreement permits the depositary to deliver Depositary Shares before deposit of the underlying ordinary shares. This is called a pre-release of the Depositary Shares. The depositary may also deliver Ordinary Shares upon cancellation of pre-released Depositary Shares (even if the Depositary Shares are cancelled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying Ordinary Shares are delivered to the depositary. The depositary may receive Depositary Shares instead of Ordinary Shares to close out a pre-release. The depositary may pre-release Depositary Shares only under the following conditions: (i) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer (a) beneficially owns the Ordinary Shares or Depositary Shares to be deposited, (b) agrees to indicate the depositary as owner of such Ordinary Shares or Depositary Shares in its records and to hold such Ordinary Shares or Depositary Shares in trust for the depositary until such ordinary shares or Depositary Shares are delivered to the depositary or the custodian, (c) unconditionally guarantees to deliver such Ordinary Shares or Depositary Shares to the depositary or the custodian, as the case may be, and (d) agrees to any additional restrictions or requirements that the depositary deems appropriate; (ii) the pre-release is fully collateralized with cash, United States government securities or other collateral that the depositary considers appropriate; and (iii) the depositary must be able to close out the pre-release on not more than five business days’ notice. Each pre-release is subject to further indemnities and credit regulations as the depositary considers appropriate. In addition, the depositary will normally limit the number of Depositary Shares that may be outstanding at any time as a result of pre-release to 30% of the aggregate number of Depositary Shares then outstanding, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

Direct Registration System

The deposit agreement provides that, to the extent available by the depositary, Depositary Shares shall be evidenced by ADRs issued through DRS/Profile unless certificated ADRs are specifically requested by the Depositary Share holder. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated Depositary Shares, which ownership shall be evidenced by periodic statements issued by the depositary to the Depositary Share holders entitled thereto. The Profile Modification System, or Profile, is a required feature of DRS which allows a DTC participant, claiming to act on behalf of a Depositary Share holder, to direct the depositary to register a transfer of those Depositary Shares to DTC or its nominee and to deliver those Depositary Shares to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the Depositary Share holder to register such transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not verify, determine or otherwise ascertain that the DTC participant which is claiming to be acting on behalf of a Depositary Share holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the Depositary Share holder (notwithstanding any requirements under the Uniform Commercial Code).

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PLAN OF DISTRIBUTION

We are registering the Ordinary Shares represented by Depositary Shares issuable upon exercise of the October Private Placement Warrants, May Private Placement Warrants, Wainwright October Warrants and Wainwright May Warrants to permit the resale of the Ordinary Shares represented by Depositary Shares by the holders of these warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the Ordinary Shares represented by Depositary Shares other than proceeds from the cash exercise of the October Private Placement Warrants, May Private Placement Warrants, Wainwright October Warrants and Wainwright May Warrants.

The selling shareholders and any of their pledgees, assignees and successors-in-interest may sell all or a portion of the Ordinary Shares represented by Depositary Shares beneficially owned by them and offered hereby from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the Ordinary Shares represented by Depositary Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	sales pursuant to Rule 144;

•	in transactions through broker-dealers that agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transaction, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling shareholders and any of their pledgees, assignees and successors-in-interest may also sell all or a portion of the Ordinary Shares represented by Depositary Shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Ordinary Shares represented by Depositary Shares are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions.

If the selling shareholders effect such transactions by selling Ordinary Shares represented by Depositary Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the Ordinary Shares represented by Depositary Shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of Ordinary Shares represented by Depositary Shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Ordinary Shares represented by Depositary Shares in the course of hedging in positions they assume. The selling shareholders may also sell Ordinary Shares represented by Depositary Shares short and deliver Ordinary Shares represented by Depositary Shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge Ordinary Shares represented by Depositary Shares to broker-dealers that in turn may sell such shares.

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The selling shareholders may pledge or grant a security interest in some or all of the October Private Placement Warrants, May Private Placement Warrants, Wainwright October Warrants and Wainwright May Warrants or Depositary Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Ordinary Shares represented by Depositary Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the Ordinary Shares represented by Depositary Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer participating in the distribution of the Ordinary Shares represented by Depositary Shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

Under the securities laws of some states Ordinary Shares represented by Depositary Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states ordinary shares represented by Depositary Shares may not be sold unless such Ordinary Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the Ordinary Shares represented by Depositary Shares registered pursuant to the registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Ordinary Shares represented by Depositary Shares by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the Ordinary Shares represented by Depositary Shares to engage in market-making activities with respect to the Ordinary \Shares represented by Depositary Shares. All of the foregoing may affect the marketability of the Ordinary Shares represented by Depositary Shares and the ability of any person or entity to engage in market-making activities with respect to the Ordinary Shares represented by Depositary Shares.

We will pay all expenses of the registration of the Ordinary Shares, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each selling shareholder will pay all underwriting discounts and selling commissions, if any, and any related legal expenses incurred by it.

Once sold under the registration statement, of which this prospectus forms a part, the Ordinary Shares represented by Depositary Shares will be freely tradable in the hands of persons other than our affiliates.

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LEGAL MATTERS

Brown Rudnick LLP, London, United Kingdom has passed upon certain legal matters regarding the securities offered hereby. If the securities are distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2019, have been so incorporated in reliance on the report of BDO LLP, an independent registered public accounting firm (the report on the financial statements contains an explanatory paragraph regarding our ability to continue as a going concern), incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

BDO LLP, Reading, United Kingdom, is a member of the Institute of Chartered Accountants in England and Wales.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1, including amendments and relevant exhibits and schedules, under the Securities Act covering the Ordinary Shares represented by Depositary Shares to be sold in this offering. This prospectus, which constitutes a part of the registration statement, summarizes material provisions of contracts and other documents that we refer to in the prospectus. Since this prospectus does not contain all of the information contained in the registration statement, you should read the registration statement and its exhibits and schedules for further information with respect to us and our Ordinary Shares and the Depositary Shares.

We are subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and our “insiders” are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. The SEC maintains an Internet site that contains reports, proxy, information statements and other information regarding issuers at http://www.sec.gov. You can review our SEC filings and the registration statement by accessing this website. Copies of certain information filed by us with the SEC are also available on our website at http://www.midatechpharma.com. Our website is not a part of this prospectus and is not incorporated by reference in this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. We incorporate by reference, as of their respective dates of filing, the documents listed below that we have filed with the SEC and any documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of securities under this prospectus (except in each case the information contained in such documents to the extent “furnished” and not “filed”):

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2019, filed with the SEC on June 15, 2020, as amended on June 17, 2020;

•

our Reports on Form 6-K furnished to the SEC on January 8, 2020, February 12, 2020, March 2, 2020, March 31, 2020, April 17, 2020, April 20, 2020, May 12, 2020, May 19, 2020, May 21, 2020, June 8, 2020, June 9, 2020, June 16, 2020, July 21, 2020, July 23, 2020, July 27, 2020, July 27, 2020 and August 4, 2020; and

•	the description of our Ordinary Shares and Depositary Shares contained in our registration statement on Form 8-A, filed with the SEC on December 2, 2015.

Any statement contained in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

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This prospectus shall also be deemed to incorporate by reference all subsequent annual reports filed on Form 20-F, Form 40-F or Form 10-K, and all subsequent filings on Forms 10-Q and 8-K filed by the registrant pursuant to the Exchange Act, prior to the termination of the offering made by this prospectus. We may incorporate by reference into this prospectus, any Form 6-K meeting the requirements of Form F-1 which is submitted to the SEC after the date of this prospectus and before the date of termination of this offering. Any such Form 6-K which we intend to so incorporate shall state in such form that it is being incorporated by reference into this prospectus.

We will provide, without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated or deemed to be incorporated herein by reference other than exhibits, unless such exhibits specifically are incorporated by reference into such documents or this document. Requests for such documents should be addressed in writing or by telephone to:

Midatech Pharma PLC

Oddfellows House

19 Newport Road

Cardiff, CF24 OAA

United Kingdom

+44 1235 888 300

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of England and Wales. All of our directors and officers of are residents of jurisdictions outside the United States. Our corporate headquarters is located in the United Kingdom and all or a substantial portion of our assets, and all or a substantial portion of the assets of our directors and officers, are located outside of the United States. As a result, it may be difficult for you to serve legal process on us or our directors or have any of them appear in a U.S. court.

We understand that in England it may not be possible to bring proceedings or enforce a judgment of a U.S. court in respect of civil liabilities based solely on the federal securities laws of the United States. In addition, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in England. An award of damages is usually considered to be punitive if it does not seek to compensate the claimant for loss or damage suffered and is instead intended to punish the defendant. In addition to public policy aspects of enforcement, such as the aforementioned, the enforceability of any judgment in England will depend on the particular facts of the case and the relevant circumstances, for example (and expressly without limitation), whether there are any relevant insolvency proceedings which may affect the ability to enforce a judgment. In addition, the United States and the United Kingdom have not currently entered into a treaty (or convention) providing for the reciprocal recognition and enforcement of judgments (although both are contracting states to the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards).

We have appointed Donald J. Puglisi as our authorized agent upon whom process may be served in any action instituted in any U.S. federal or state court having subject matter jurisdiction arising out of or based upon the securities offered by this prospectus.

EXPENSES OF THE OFFERING

The following table sets forth the expenses payable by us in connection with the sale and distribution of the securities being registered hereby. All amounts shown, other than the SEC registration fee, are estimates:

SEC registration fee	$642.67
Printing and engraving	5,000
Accounting services	20,000
Legal fees and expenses	40,000
Miscellaneous	5,000
Total	$70,642.67

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AUGUST 13, 2020